                                                                     EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                   CORE, INC.

                               TCM SERVICES, INC.

                        TRANSCEND CASE MANAGEMENT,  INC.

                                      AND

                            TRANSCEND SERVICES, INC.



                                 MARCH 16, 1998

                            ASSET PURCHASE AGREEMENT
                            ------------------------


     THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 16th day of March, 1998 by and among CORE, INC., a Massachusetts corporation ("CORE"), TCM SERVICES INC., a Delaware corporation and wholly-owned subsidiary of CORE ("Purchaser"), TRANSCEND CASE MANAGEMENT, INC., a Georgia corporation ("Seller"), and TRANSCEND SERVICES, INC., a Delaware corporation and owner of all the capital stock of Seller ("Transcend").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Seller and Transcend own and operate a workers compensation case management and bill audit business and related services and businesses (collectively, as further defined herein, the "Business");

     WHEREAS, Purchaser desires to purchase from Seller and Transcend and Seller and Transcend desire to sell to Purchaser, on the Closing Date (as hereinafter defined) substantially all assets used in operating the Business;

     NOW, THEREFORE, in consideration of the covenants hereinafter set forth and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                   PURCHASE OF ASSETS; CONSIDERATION; CLOSING

SECTION 1.1  PURCHASE OF ASSETS BY PURCHASER

     (a) Sale of Assets.  Subject to the provisions of this Agreement, Seller
         --------------
and Transcend agree to sell and Purchaser agrees to purchase, at the Closing (as defined in Section 1.5 below), all of the properties, assets, rights, claims and contracts used by Seller in the workers compensation case management and bill audit business and related services and businesses (collectively, the "Business"), including, without limitation, the following:

          (i) All property, plant, equipment machinery, furniture, fixtures and other tangible personal property (including supplies and inventories) used in the Business, including those assets listed on Schedule 2.6 hereto;
                   ------------

          (ii) All computer and similar equipment and software used in the Business, including the equipment and software listed on Schedules 2.6 and 2.7 hereto;
                ---------------------

          (iii) All patents, patent applications, trade secrets, processes and techniques, know-how, designs, inventions, copyrights, discoveries and other proprietary or intangible rights and intellectual properties used in the Business, including the intellectual property and Proprietary Rights listed on Schedule 2.7 hereto;
                                            ------------

        (iv) All rights to the name and marks "Sullivan Health and Rehabilitation Services" (including derivatives thereof) and other trade names, service names, trademarks, service marks, trademark applications and service mark applications used in the Business, including those names, marks and rights listed on
               Schedule 2.7 hereto, excluding, however, the name and mark
               ------------
               "Transcend Services, Inc." (including derivatives thereof) and the Transcend Services corporate logo;

        (v) All files, customer and supplier lists, mailing lists, accounting records and other business records, all catalogs, printed materials, telephone numbers (including 800 telephone numbers), fax numbers and sales aids and all other data relating to the Business;

        (vi) Accounts receivable, refunds, deposits, prepaid expenses, short and long term assets and instruments of every kind and description related to the Business;

        (vii) All rights of every kind under all contracts and agreements inuring to Seller's benefit or with respect to the Business including those rights under contracts listed on Schedule 2.10
                                                                -------------
               hereto (the "Assigned Contracts");

        (viii) Rights under real estate leases as listed on Schedule 2.8
                                                            ------------
               hereto (the "Real Estate Leases");

        (ix) All documents and information relating to the Business and the operations of Seller, for the past five (5) years, including, without limitation, customer lists and all books and records relating to the operations of the Business; and

        (x) Seller's cash and accounts receivable (net of doubtful accounts) shown on the books and records of the Seller as of the Closing Date in an amount at least equal to $220,000; and

     The assets specified above to be sold to and purchased by Purchaser under this Agreement are referred to collectively as the "Subject Assets". The Subject Assets shall not include any assets listed on Schedule 1.1(x) (the
                                                      ---------------
"Excluded Assets").

     Seller and Transcend jointly and severally represent and warrant to Purchaser and CORE that the Subject Assets constitute all the assets utilized in the Business.

SECTION 1.2  LIMITED ASSUMPTION OF LIABILITIES

     Subject to the provisions of this Agreement, at the Closing, Purchaser shall assume only those debts, liabilities, obligations, commitments and contracts of the Seller which are set forth on Schedule 1.2. THE PURCHASER IS
                                               ------------
NOT ASSUMING ANY OTHER LIABILITIES, OBLIGATIONS, COMMITMENTS OR CONTRACTS WHATSOEVER.

     The debts, liabilities, obligations, commitments and contracts specified above to be assumed by Purchaser under this Agreement are referred to collectively as the "Assumed Liabilities". The Assumed Liabilities shall, without limitation, exclude all debts, liabilities, obligations, commitments and contracts not specifically identified in Schedule 1.2; (i) all tort claims
                                         ------------
asserted against Seller or Transcend or the Business or claims against Seller or Transcend or the Business for breach of contract or breach of warranty, which are based on acts or omissions occurring before the Closing; (ii) all liability related to environmental matters which originate prior to the Closing Date;
(iii) any contract or agreement of Seller not expressly listed as an assigned contract on the Schedule 2.10 to this Agreement; (iv) any liabilities or
                -------------
obligations under any real property leases for periods prior to the Closing; (v) any obligations or liabilities to any employee of any Seller unless expressly set forth on Schedule 1.2 and then only in the amount set forth on said Schedule
             ------------                                               --------
1.2; and (vi) any liabilities for taxes of any kind, including, without
---
limitation, sales, income or withholding taxes resulting from the operation of the Business prior to Closing.

SECTION 1.3  CONSIDERATION; CALCULATION OF NUMBER OF PURCHASE PRICE SHARES

     (a) Subject to the terms and conditions set forth in this Agreement, the consideration to be paid by Purchaser to Seller for the Business and the Subject Assets shall be (i) shares of common stock of CORE, Inc., the number of which shall be determined pursuant to Section 1.3(b), below (the "Purchase Price Shares") and (ii) assumption of the liabilities and obligations of Seller and Transcend listed on Schedule 1.2.
                    ------------

     (b) The number of Purchase Price Shares shall be equal to: (i) the Purchaser's Net Annualized Revenue, divided by (ii) the Market Price of one share of CORE Common Stock on the Designation Date (as each term is defined below).

     (c)  For the purposes of the foregoing calculation,

     (i)  "Net Annualized Revenue" shall equal four times the Selected Quarterly
          ------------------------
Revenue (as defined below) reduced by (A) any unpaid Shortfall amount related to uncollected accounts receivable described in Section 5.16; and (B) any unpaid indemnification claims described in Article VII, if any.

     (ii) "Selected Quarterly Revenue" shall mean Purchaser's gross revenue
           --------------------------
derived from workers compensation case management and workers compensation bill audit, net of allowance for doubtful accounts, as reported by Purchaser pursuant to GAAP for a quarter ended March 31, 1999 through December 31, 2000 as selected in writing by Transcend pursuant to the procedure described below.

     For purposes of calculating Purchaser's gross revenue, net of allowance for doubtful accounts, the following revenue shall be excluded:

     (A) revenue related to CORE's wholly-owned subsidiary Cost Review Services, Inc. ("CRS") which also conducts workers compensation case management and workers compensation bill audit unless such revenue originates solely from the efforts of a sales representative who was formerly an employee of Seller or a replacement thereof (a "Transcend Sales Representative");

     (B) revenue from any present or former customer of CRS (unless such customer is as of the Closing Date also a customer of Seller, in which event revenues shall be credited to Purchaser and CRS in the same proportion as the current allocation);

     (C) revenue from sources other than Seller's Business as operated by Seller as of the Closing Date unless both of the following conditions are met: (1) such revenue originates solely from the efforts of a Transcend Sales Representative and (2) is performed by Purchaser or CRS;

     (D) revenue which is directly attributable to services or products purchased from a vendor or any other party other than Purchaser (a "Rebillable"); provided, the difference between the revenue associated with such Rebillable and the actual cost of such Rebillable (the "Margin") shall be included in calculating Purchaser's gross revenue. (For example, and without limitation, revenue from independent medical examinations ("IMEs"), WorkAbility services, CORE's PRA services and CORE Analytic services and other products or services for which Purchaser must pay or credit a vendor or other person or entity shall be excluded from Purchaser's gross revenue (except that the Margin on such purchases shall be included in gross revenue)); and

     (E) revenue from a client which is directly or indirectly acquired by CORE to the extent such revenue exceeds the revenue for a quarterly period prior to a letter of intent or public announcement of such acquisition by CORE.

     Notwithstanding the foregoing, in no event shall excluded revenue be deducted more than once in calculating Purchaser's gross revenue.

     (iii)  "Market Price" of a share of CORE common stock means the average of
            --------------
the closing bid prices of such stock sales as quoted on the NASDAQ - National Market System ("NASDAQ-NMS") averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If CORE common stock is not listed on NASDAQ-NMS on the Designation Date, the Market Price shall equal the average of the closing bid prices of such stock sales on all securities exchanges on which such stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" will be the fair value thereof determined in good faith jointly by CORE and Transcend. If such parties are unable to reach agreement within a reasonable period of time, such fair value will be determined by an appraiser jointly selected by CORE and Transcend. The cost of such appraisal shall be paid fifty percent (50%) by CORE and fifty percent (50%) by Transcend.

     (d) Procedure. Within 5 business days following CORE's public announcement
         ---------
of financial results for each quarterly period beginning with the quarterly period ending on June 30, 1998 and ending with the quarterly period ending on December 31, 2000 (and in no event later than (i) 120 days following the end of the quarterly periods ending December 31, 1999 and December 31, 2000 or (ii) 45 days following the end of each such quarterly period other than those quarterly periods ending December 31, 1999 and December 31, 2000). Purchaser shall deliver to Transcend Purchaser's quarterly gross revenue statement for such preceding quarter, prepared in accordance with CORE's accounting procedures and GAAP (the "Quarterly Revenue Statement"). Beginning with the quarter ended March 31, 1999, within 20 days of CORE's delivery of each Quarterly Revenue Statement, Transcend, may upon written notice to CORE designate the quarterly revenue for such period as the Selected Quarterly Revenue, in which event the revenue for such quarter, net of allowance for doubtful accounts, shall be the
                          --------------------------------------
Selected Quarterly Revenue. The date of CORE's receipt of such written designation by Transcend (provided such receipt is within the 20 day period) shall be the Designation Date. Time is of the essence with respect to Transcend's selection of the Selected Quarterly Revenue and Transcend shall not have the right to make the foregoing selection after said 20 day period has passed. If Transcend does not designate any period as the Selected Quarterly Revenue, the quarterly revenue, net of doubtful, as reported on the Quarterly Revenue Statement for the quarter ended December 31, 2000 shall be the Selected Quarterly Revenue and April 1, 2001 shall be the Designation Date.

     (e) Inspection of Books and Records.  At Transcend's or Seller's request
         -------------------------------
and for the purpose of verifying the information in Purchaser's Quarterly Revenue Statement, Purchaser will make the work papers and back-up materials used in preparing the Purchaser's Quarterly Revenue Statement available to the Seller and Transcend and their accountants and other representatives at reasonable times and upon reasonable notice.

     (f) Corporate Reorganization  If (i) CORE is to be consolidated with or
         ------------------------
acquired by another entity in a merger, sale of all or substantially all of CORE's assets or otherwise or (ii) Purchaser or substantially all Purchaser's assets are acquired by an entity unaffiliated with CORE or Transcend (hereafter events described in (i) and (ii) shall be referred to as an "Acquisition"), the board of directors of CORE or any entity assuming the obligations of CORE (the "Successor Board"), shall, as to obligation to issue Purchase Price Shares either (i) make appropriate provision for the continuation of such obligation to issue Purchase Price Shares by substituting on an equitable basis for the CORE common stock then subject to issuance securities of the successor or acquiring entity, or (ii) the Selected Quarterly Revenue shall be deemed to be

Purchaser's highest gross revenue, net of allowance for doubtful accounts, (as calculated pursuant to Section 1.3(b)(ii)) for a calendar quarter beginning with the calendar quarter ending March 31, 1999 and ending with the most recent complete calendar quarter immediately preceding such Acquisition, and based upon such deemed Selected Quarterly Revenue, Purchase Price Shares in CORE common stock shall be issued to Transcend prior to the closing or planned closing of the Acquisition.

SECTION 1.4  ALLOCATION OF PURCHASE PRICE

     Purchaser will propose an allocation of the Purchase Price in accordance with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. Subject to Seller's agreement with such allocation, which will not be unreasonably withheld, Seller and Purchaser each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required by Code Section 1060(b), in a manner consistent with such allocation.

SECTION 1.5  CLOSING DATE

     The parties agree that time is of the essence and the closing under this Agreement (the "Closing") will take place at 10:00 a.m. local time, on Tuesday, March 3, 1998, or at such other time and place as the parties may otherwise agree upon (such time and such date being herein referred to as the "Time of Closing" and such date being herein referred to as the "Closing Date"), at the offices of CORE, 18881 Von Karman Avenue, Suite 1750, Irvine, California (or at such other place as the parties may otherwise agree upon).

     Notwithstanding the foregoing, CORE shall have the right in its absolute discretion to postpone the Closing under this Agreement for a period of not more than thirty days following the later of (i) March 3, 1998, (ii) the date all Schedules hereto are delivered by Seller and Transcend to CORE, or (iii) the date Seller's audited financial statements are delivered to CORE, in which event such date shall be referred to as the "Closing Date".

SECTION 1.6  ACTIONS TO BE TAKEN AT CLOSING

     (a) At the Closing, Seller and Transcend shall deliver or cause to be delivered to Purchaser the following:

          (i) a Bill of Sale from Seller and Transcend in the form attached as Exhibit A;
               ---------

          (ii) instruments of assignment of each of the Assigned Contracts in the form set forth in Exhibit B, with such changes to such form
                                     ---------
               approved by Purchaser and Seller (the "Contract Assignments"), pursuant to which Purchaser will assume all obligations under each such Assigned Contract accruing after the Closing Date;

     (iii) original, executed UCC termination statements in a form acceptable to Purchaser and acceptable for filing for any Temporary Encumbrances (as defined in Section 2.5) not yet terminated;

     (iv) an opinion of counsel to Seller covering the matters set forth on Exhibit C in form reasonably satisfactory to Purchaser;
               ---------

     (v)       compliance certificates of Seller and Transcend, as described in
               Section 9.3, dated the Closing Date, as to the fulfillment of the conditions set forth in Sections 9.1 and 9.2;

     (vi) written consents of all third parties required by any and all agreements or documents to which Seller, is a party and by which the Subject Assets are bound in order to consummate the transactions contemplated hereby;

     (vii) certified resolutions of the Board of Directors of Seller and Transcend and certified votes of the stockholder of Seller duly and legally authorizing the execution and performance of this Agreement and the Ancillary Documents to which it is a party;

     (viii)    certificates of all Continuing Employees in the form of Exhibit
                                                                       -------
               H-1 and as described in Section 5.6;
               ---

     (ix) acknowledgments of CORE's policies from each Continuing Employee in the form of Exhibit H-2 and as described in Section 5.6;
                              -----------

     (x) Consent and Amendment of Employment Agreements from certain persons as described in Section 9.13;

     (xi) all such other documents, assignments and other instruments as, in the opinion of Purchaser's counsel, are necessary to vest in Purchaser title to the Subject Assets to be transferred to it pursuant to this Agreement; and

     (xii) all other documents, endorsements, assignments, instruments, writings and other items required to be delivered by Seller and Transcend at or prior to the Closing pursuant to this Agreement or otherwise required or reasonably requested in connection herewith.

(b) At the Closing, Purchaser will deliver or cause to be delivered to Seller, the following:

     (i) an opinion of counsel to Purchaser and CORE covering the matters set forth on Exhibit D in form reasonably satisfactory to Seller;
                            ---------

     (ii) a compliance certificate of the Purchaser and CORE as described in Section 8.3, dated the Closing Date, as to the fulfillment of the conditions set forth in Sections 8.1 and 8.2;

          (iii) certified resolutions of the Board of Directors of Purchaser and CORE duly and legally authorizing the execution and performance of this Agreement and the Ancillary Documents to which it is a party; and

          (iv) all other documents, endorsements, assignments, instruments, writings and other items required to be delivered by Purchaser or CORE at or prior to the Closing pursuant to this Agreement or otherwise required or reasonably requested in connection herewith.

     (c) At the Closing, CORE, Purchaser, Transcend and Seller shall execute, and deliver the following to each other

          (i) a Registration Rights Agreement between CORE and Transcend in the form attached as Exhibit E (the "Registration Rights
                                      ---------
                 Agreement").

          (ii) a Tradename License Agreement concerning the use of the tradename "Transcend Case Management" for a period of one year, in the form attached as Exhibit F (the "Tradename License
                                         ---------
                 Agreement").

     All instruments, agreements, certificates and other documents delivered at Closing or otherwise delivered pursuant to this Agreement other than this Agreement shall be referred to as the "Ancillary Documents".


SECTION 1.7 FURTHER ASSURANCES

     From time to time after the Closing at the request of Purchaser and without further consideration, Seller and Transcend shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.6) and take such other action as Purchaser may require or request to more effectively transfer and assign to, and vest in, Purchaser each of the Subject Assets. To the extent that the assignment of any contract or right shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof; however, Seller and Transcend shall use all reasonable efforts before and after the Closing to obtain any necessary consents or waivers and to otherwise assure Purchaser of the benefits of the assigned contracts.

                                   ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF SELLER AND TRANSCEND

     Seller and Transcend, jointly and severally, hereby represent and warrant to Purchaser and CORE that:

SECTION 2.1  ORGANIZATION

     Each of Seller and Transcend is, and on the Closing Date will be, duly organized, validly existing and in good standing under the laws of their respective states of incorporation or organization; have, and on the Closing Date will have, the power and authority to conduct all of the activities conducted by them and to own or lease all of the assets owned or leased by them. Each of Seller and Transcend is qualified as a foreign corporation (or otherwise qualified to do business) in all states and jurisdictions in which such qualification is required, except in the case of Transcend where the lack of such qualification would not have a material adverse effect on the business, results of operation or financial condition (a "Material Adverse Effect") of Seller. A complete and correct copy of the Certificate of Incorporation and all amendments thereto and the Bylaws of Seller and Transcend have been delivered to CORE and no changes have been made thereto since the date delivered.

     Each of Seller and Transcend do not and will not on the Closing Date directly or indirectly own any shares of stock or any other securities, of any corporation or have any direct or indirect interest in any firm, partnership, limited liability company association or other entity which, in any way, directly or indirectly, are related to the Business.

SECTION 2.2  AUTHORIZATION OF TRANSACTION

     Seller and Transcend each has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by each of them pursuant to the provisions hereof. This Agreement is valid, binding and enforceable against each of Seller and Transcend in accordance with its terms.

     Neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will (a) contravene or conflict with the Certificate of Incorporation or By-laws of Seller or Transcend; (b) constitute any violation or breach of any material provision of any material contract or other instrument to which Seller or Transcend is a party or by which any of the assets of the Business may be affected or secured; (c) constitute any violation or breach of any order, writ, judgment, injunction, decree, statute, rule or regulation or will result in the creation of any lien, charge or encumbrance binding on or applicable to or contravene or conflict with the organizational documents of Seller or Transcend or the Subject Assets; or (d) conflict with, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any material agreement, contract or other instrument binding upon Seller or Transcend or any material license, franchise, permit or other similar authorization held by Seller or Transcend.

     The execution, any delivery and performance by Seller and Transcend of this Agreement and the consummation of the transactions by Seller and Transcend require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

SECTION 2.3  CAPITALIZATION

     The authorized capital stock of Seller and a complete and accurate list of stockholders of Seller is set forth in Schedule 2.3 hereto. There are not
                                        ------------
authorized or outstanding any options, warrants or other rights to purchase any shares of capital stock of Seller.

SECTION 2.4  FINANCIAL STATEMENTS

     Schedule 2.4 attached hereto consists of the following financial statements
     ------------
(the "Financial Statements"): (i) unaudited financial statements of Seller, which includes the balance sheets of Seller, as of December 31, 1996 and 1997, and the related statements of income for the years ended December 31, 1995, 1996 and 1997, (the balance sheet of Seller, as of December 31, 1997, is hereinafter referred to as the "Balance Sheet") and (ii) unaudited financial statement for each month ending after December 1997. The financial statements included in
Schedule 2.4 are in accordance with the books and records of Seller, are
------------
complete and correct in all material respects and fairly present the financial position of Seller as of the dates therein indicated and the results of the operations of Seller for the periods so ended, all in conformity with generally accepted accounting principles and practices applied on a consistent basis with prior periods ("GAAP") (except as may be indicated in the notes thereto) subject to normal year end adjustments and the absence of footnotes in the case of any interim financial statements. The notes and accounts receivable reflected in the Balance Sheet, net of reserves therein reflected, are, except to the extent heretofore collected, fully collectible and subject to no counterclaims or set-offs.

SECTION 2.5  TITLE TO ASSETS; ENCUMBRANCES; CONDITIONAL SALES

     Except for the liens, mortgages, pledges and encumbrances set forth in
Schedule 2.5 hereto (the "Temporary Encumbrances"), either Seller or Transcend
------------
have good and marketable title to all of the Subject Assets. All Temporary Encumbrances shall be terminated at or before Closing and at Closing Seller and Transcend shall have good and marketable title to the Subject Assets. Without limiting the generality of the foregoing, no officer, director, stockholder, partner or affiliate of Seller or Transcend (or any member of their families) own any asset, tangible or intangible, which is used in the Business. None of the Subject Assets is held or will be held on the Closing Date by Seller or Transcend as lessee under any lease or as conditional sale vendee under a conditional sale contract or other title retention agreement, except as set forth in Schedule 2.5 or as otherwise expressly permitted herein.
         ------------

     Seller and Transcend, jointly and severally, represent that the Bill of Sale and other documents and instruments of transfer delivered to Purchaser at Closing shall effectively vest in Purchaser good and marketable title to the Subject Assets, free and clear of all liens, restrictions and encumbrances.

     Except for the Excluded Assets listed on Schedule 1.1(x), at Closing, the
                                              ---------------
Subject Assets shall include all the assets which are used by Seller or Transcend in the operation of the Business.

SECTION 2.6  MACHINERY, EQUIPMENT, FIXTURES

     Attached hereto as Schedule 2.6 is a complete and correct list and a brief
                        ------------
description of all machinery, vehicles, equipment and fixtures, office equipment and furniture and/or other personal property owned by Seller or used in the Business on December 31, 1997, each with a book value or fair market value more than $1,000.

SECTION 2.7  PROPRIETARY RIGHTS; PATENTS; TRADEMARKS; SOFTWARE; ETC.

     For the purposes of this Agreement, "Proprietary Rights" means any of the following which are material to or used in the Business: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

     Schedule 2.7 attached hereto contains a complete and accurate list of (i)
     ------------
all patented and registered Proprietary Rights owned by Seller (or owned by Transcend or a Transcend affiliate and used in the Business), (ii) all pending patent applications and applications for registrations of other Proprietary Rights filed by Seller (or filed by Transcend or a Transcend affiliate and used in the Business), (iii) all trade names and corporate names owned or used by Seller, (iv) all trademarks, service marks, copyrighted works and computer software which are material to the financial condition, operating results, assets, operations or business prospects of Seller or the Business, and (v) all licenses and other rights granted by Seller to any third party with respect to any Proprietary Rights and all licenses and other rights granted by any third party to Seller, with respect to any Proprietary Right. Except as set forth in
Schedule 2.7, Seller owns and possesses all right, title and interest in and to,
------------
or has the right to use pursuant to a valid license, all Proprietary Rights necessary for the operation of the Business as currently conducted and as currently proposed to be conducted. All of such Proprietary Rights of Seller or the Business will remain in effect and good standing as and to the extent existing on the date of this Agreement, notwithstanding the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule
                                                                     --------
2.7, the loss or expiration of any Proprietary Right or related group of
---
Proprietary Rights would not have a material adverse effect on the financial condition, operating results, assets, operations or Business prospects of Seller and no such loss or expiration is threatened, pending or reasonably foreseeable. Seller and Transcend have taken all actions which Seller and Transcend, in their reasonable business judgment, have deemed necessary and desirable to maintain and protect the Proprietary Rights which Seller owns or the Business uses. Except as indicated on Schedule 2.7, (i) there have been no claims which have
                       ------------
been made or are currently outstanding or are threatened against Seller or Transcend asserting the invalidity, misuse, unenforceability, or contesting the ownership, of any of the Proprietary Rights which Seller owns or the Business uses, and, after reasonable inquiry, there are no grounds for the same, (ii) the conduct of Seller's Business has not infringed, misappropriated or otherwise conflicted with, and does not infringe, misappropriate or otherwise conflict with, any Proprietary Rights of other persons or entities, and present conduct of the Seller will not infringe, misappropriate or conflict with any Proprietary Rights of other persons or entities, and (iii) the Proprietary Rights owned or used by Seller have not been infringed or misappropriated by, or otherwise conflict with, other persons or entities.

SECTION 2.8  REAL PROPERTY

     Schedule 2.8 includes a complete and correct list of all real property
     ------------
which is presently owned or leased by Seller and which will be owned or leased by Seller on the Closing Date together with a brief description of all plants and structures thereon. None of such owned real property is subject to any liens, encumbrances or restrictions whether of record or otherwise, except as particularly described in said Schedule 2.8. The real estate leases set forth
                               ------------
in Schedule 2.8 are in full force and effect and will continue to be in full
   ------------
force and effect on identical terms following consummation of the transactions contemplated in this Agreement.

SECTION 2.9  INSURANCE

     Seller presently maintains and shall continue to maintain through the Closing Date the insurance described in Schedule 2.9 attached hereto, including
                                        ------------
the term, premium, policy limits, exclusions and deductibles in each case applicable thereto, as well as whether such policies are "occurrences" or "claims made", and all of the policies set forth therein are in full force and effect. True and complete copies of all insurance policies of Seller have been provided to CORE.

SECTION 2.10  CONTRACTS

     Attached hereto as Schedule 2.10 is a brief description of all contracts
                        -------------
and other agreements related to the Business, whether written or oral, if any, to which Seller or Transcend is a party or which are binding on Seller with the exception of the following:

     (a) contracts or commitments for services, the purchase of materials, inventory and supplies by Seller entered into in the ordinary and usual course of business which do not individually exceed one thousand dollars ($1,000.00);

     (b) contracts or commitments for the sale of services, goods or products by Seller entered into in the ordinary and usual course of business which do not individually involve an amount or value in excess of one thousand dollars ($1,000.00).

     Schedule 2.10 also contains a separate list of all contracts or agreements
     -------------
relating to the Business, whether written or oral, valid within the past 36 months or in the future pursuant to which Seller (or Transcend with respect to the Business) is a party on the one hand, and any affiliate of Seller or Transcend, including, without limitation, any director, officer, partner or stockholder of Seller or Transcend (or any member of their respective families) is a party on the other hand.

     Except as set forth in Schedule 2.10, Seller and Transcend are not in
                            -------------
default under any material provision of said contracts and agreements nor is any default or failure to perform by Seller or Transcend alleged by any party to any such contracts and agreements, and no act or event has occurred which with notice or lapse of time, or both, would constitute a default by Seller or Transcend under any such contracts and agreements or permit modification, cancellation, acceleration or termination of any such contract or agreement or result in the creation of any security interest upon, or any person or entity obtaining any right to acquire any property, assets or rights of Seller or the Business.

     Seller and Transcend have delivered to Purchaser a correct and complete copy of each written contract listed on Schedule 2.10 (including all
                                        -------------
amendments). Each such contract and agreement is in full force and effect and is valid and legally binding in accordance with its terms. To the best knowledge of Seller and Transcend, there are no unresolved disputes involving or with respect to any such agreement, and no party to any such agreement has advised Seller or Transcend that it intends either to terminate a material agreement or to refuse to renew a material agreement upon the expiration of the term thereof.

SECTION 2.11  OTHER MATERIAL CONTRACTS

     Seller and Transcend do not have any contract not specified in this Agreement or the Schedules hereto which is binding on Seller or Transcend or on any other party and which might materially (adversely or favorably) affect the properties, business or the financial condition of Seller or the Business.

SECTION 2.12  EMPLOYEES

     Schedule 2.12 attached hereto contains (a) a true and correct list of the
     -------------
names of each employee and consultant of Seller and the current annual rate of regular compensation and all bonuses or anticipated bonuses paid or payable by Seller (or Transcend with respect to the Business) not otherwise described in item (b) (including payments which are not reflected on the records of Seller to each such employee and consultant); and (b) a list and/or description of all pension, retirement, incentive, bonus, profit sharing, vacation, holiday, health, life insurance or other plans or policies for the benefit of any employees or consultants of Seller. Except as shown on Schedule 2.12, there are
                                                        -------------
no currently effective employment or consulting or other material agreements with individual employees or consultants to which Seller is a party. Except as set forth on Schedule 6.1, to the best of Transcend's and Seller's knowledge, no
             ------------
executive, key employee, or group of employees has any plans to terminate employment with Seller and no such executive or employee intends to refuse Purchaser's offer of employment as described in Section 6.1. Seller is not a party to nor bound by any collective bargaining agreement. There is no pending or threatened material dispute between Seller and any of its respective employees. Seller has fully complied with the verification requirements and the recordkeeping requirements of the Immigration Reform and Control Act of 1986.

     The individual licenses of each employee and consultant of Seller or Transcend performing services for the Business, if so required based upon their particular employment or service requirements, including, without limitation, all nursing licenses, are current and valid and will be current and valid as of the Closing Date and for a period of sixty (60) days following the Closing Date. No employee or consultant affiliated with Seller is presently on suspension or subject to pending suspension or revocation, which was or may be imposed by any private or governmental body. Except as expressly set forth on Schedule 2.12
                                                                -------------
all employees of the Seller are employees at will.

SECTION 2.13  EMPLOYEE PLANS

     Seller does not have or participate in any pension, retirement, bonus, deferred compensation, stock purchase, profit sharing, insurance or similar plan or arrangement for the benefit of employees, oral or written other than arrangements described in Schedule 2.12 attached hereto. In connection with any
                          -------------
such plan or arrangement listed in said Schedule 2.12, there have not been, and
                                        -------------
on the Closing Date there will not have been, any "prohibited transactions" within the meaning of Section 406(a) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and there have not been, and on the Closing Date there will not have been, any "reportable events" within the meaning of Section 4043(b) of ERISA. All contributions (including all employer contributions and employee salary reduction contributions) which are due to date have been paid to each such plan or arrangement, and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such plan or arrangement or listed as an Assumed Liability on Schedule 1.2. All premiums
                                                    ------------
or other payments for all periods ending on or before the Closing Date have been paid (or will be paid by Seller prior to Closing) with respect to each such plan or arrangement. All reports and filings with respect to said fringe benefit plans required to be made pursuant to state or federal law have been, and on the Closing Date will have been, timely filed.

     Seller does not have any oral or written contract or agreement of employment with any officer, salesman or other employee, or agency, territorial franchise, sales representative or other service agreement, not terminable without penalty on notice of one month or less, or with any labor union, except those described in Schedule 2.12 attached hereto.
                   -------------

SECTION 2.14  GOVERNMENTAL LICENSES AND PERMITS; GOVERNMENT RELATIONS

     Seller has been granted all certificates, licenses, permits, authorities and franchises from any federal, state or municipal or other governmental instrumentality, agency or commission or similar body which may be necessary to carry on the Business lawfully. Schedule 2.14 contains a list of all such
                                 -------------
certificates, permits, licenses and franchises.

     All certificates, licenses, permits, authorities and franchises of the Business are validly held by Seller. Seller has complied with all requirements in connection therewith and the same will not be subject to suspension or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby. All certificates, licenses, permits, authorities and franchises issued or granted by local, state or federal authorities or agencies which are necessary for the conduct of the Business and which are held in the name of any employee, officer, director, shareholder, partner, agent or otherwise of the Business shall be deemed included under this representation and warranty, and Seller and Transcend warrant that such certificates, licenses, permits, authorizations and franchises shall be duly and validly transferred to the Purchaser (to the extent such certificates, licenses, permits, authorities and franchises are transferable), without additional consideration at Closing.

     Neither the Seller nor any director, officer, agent, employee or other person acting on behalf of the Seller or the Business has used any funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Neither the Seller nor any current director, officer, agent, employee or other person acting on behalf of the Seller or the Business, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all material respects with the federal Foreign Corrupt Practices Act and in all material respects with all foreign laws and regulations relating to prevention of corrupt practices.

SECTION 2.15  LIABILITIES

     Except as set forth in Schedule 2.15, Seller (or Transcend with respect to
                            -------------
the Business) has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) and there is no basis for any present or future action, suit, claim or demand against Seller (or Transcend with respect to the Business) giving rise to any liability or obligation except for (a) liabilities or obligations disclosed or provided for in the Balance Sheet (including the notes thereto); or (b) liabilities or obligations incurred since the date of the Balance Sheet in the ordinary and usual course of business or which would not, individually or in the aggregate, have a material adverse effect on the financial condition of Seller or on the conduct of its Business and, to the extent such liabilities or obligations arose prior to the date thereof, are set forth in the monthly balance sheets delivered to CORE pursuant to Section 5.12 hereof; or (c) liabilities under this Agreement.

SECTION 2.16  TAXES

     Seller and Transcend have prepared and filed when due all appropriate federal, state, local and other tax returns of every kind and nature for all periods on or before the due dates of such returns (as extended by any valid extensions of time) and have paid all taxes shown to be due by said returns or on any assessments received by Seller (or by Transcend and related to the Business) or have made adequate provision for the payment thereof. Seller has delivered to CORE complete and accurate copies of Seller's federal, state and local tax returns for the years 1995-1996. All such tax returns are materially correct.

     The provisions for taxes (federal, state, local and other), and interest and penalties, if any, with respect thereto, reflected in the Balance Sheet of Seller are adequate to cover any and all taxes and any interest and penalties in connection therewith which have been or may be assessed with respect to the properties, business and operations of Seller, respectively, for the period ended on the date of said Balance Sheet and all prior periods. No claim or liability is pending or has been assessed or threatened against Seller in connection with any such taxes except as reflected in the Balance Sheet.

     Seller is not, and on the Closing Date will not be, a consenting corporation within the meaning of Section 341(f) of the Internal Revenue Code.

     All taxes or other assessments and levies which Seller (or Transcend with respect to the Business) is or was required by law to withhold or collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by Seller (or

Transcend with respect to the Business) in separate bank accounts for such payment and all such withholdings and collections and all other payments due in connection therewith are duly set forth on the books of Seller.

SECTION 2.17  LITIGATION; COMPLIANCE WITH LAWS

     Except as set forth in Schedule 2.17 attached hereto, there are no actions,
                            -------------
suits, or proceedings pending or threatened against or affecting Seller, the Business, the Subject Assets or the property of Seller in any court or before any federal, state, municipal or other governmental department, commission, board or other instrumentality or before any arbitrators (all of which claims are adequately covered by insurance, or are adequately reserved for in Seller's financial statements).

     Seller (and Transcend with respect to the Business) has complied in all material respects with all applicable laws including, without limitation, environmental laws (including applicable rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) and there are no pending or, to the best knowledge of Seller and Transcend, threatened governmental investigations involving Seller or the Business, including inquiries, citations, or complaints by any federal, state, local or foreign government and agencies thereof. There are no outstanding orders, decrees or stipulations to which Seller or Transcend is a party affecting Seller, the Business or the Subject Assets and Seller and Transcend are not in default with respect to any judgment, order, decree, award, rule or regulation of any court of any such department, commission, board or other instrumentality or arbitrators affecting Seller, the Business or the Subject Assets.

SECTION 2.18  ACCOUNTS RECEIVABLE; OPEN CASES

     The accounts receivable set forth in the Balance Sheet are and the accounts receivable set forth in the monthly financial statements delivered to CORE pursuant to Section 5.12 will be bona fide, collectible in amounts set forth in
Section 5.16 hereof (except to the extent previously collected and except for any reserves set forth in the Balance Sheet) and arose in the ordinary course of business.

     Attached hereto as Schedule 2.18 is a list of all Seller's clients and
                        -------------
cases in processes (including capitated fee cases), including the status of the cases.

     Seller and Transcend know of no fact or pending or proposed change in laws, regulations or procedures relating to Seller's Business which would materially and adversely affect Purchaser's continued services in connection with the clients or the open cases. Accordingly, to best of Seller's and Transcend's knowledge, future fees from the open cases (including capitated fee cases) are expected to be consistent with the Seller's past experience with similar cases (including capitated fee cases).

SECTION 2.19  POWERS OF ATTORNEY; GUARANTIES

     There are no outstanding powers of attorney executed on behalf of Seller (or on behalf of

Transcend with respect to the Business). Seller is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any third party.

SECTION 2.20  SERVICE WARRANTIES

     Every service provided by Seller or the Business (collectively, "Seller's Services") has been in substantial conformity with all material applicable contractual commitments and all express and implied warranties, and Seller and Transcend have no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for warranty work or other additional related services or other damages in connection therewith. The Seller's Services are not subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease.
Schedule 2.20 hereto includes copies of the standard terms and conditions of
-------------
sale, license or lease for the Seller's Services.

SECTION 2.21  EVENTS SUBSEQUENT TO BALANCE SHEET DATE

     Except as set forth on Schedule 2.21, since December 31, 1997, the date of
                            -------------
the Balance Sheet, there has not been (except as otherwise disclosed in the Schedules hereto or expressly contemplated herein) and will not be on the
---------
Closing Date:

     (a) Any material adverse change in assets, liabilities, financial condition, business, business organization or personnel of Seller or the Business, taken as a whole, or in relationships with suppliers, customers, clients, landlords or others;

     (b) Any disposition, sale or issuance by Seller of any of its capital stock or grant of any option or right to acquire any of its capital stock or any acquisition or retirement for consideration by Seller of any of its capital stock or any declaration or payment by Seller of any dividend or other distribution of or with respect to its capital stock;

     (c) Any sale, mortgage, pledge or other disposition of any material asset owned by Seller or used in the Business as of the close of business on the date of the Balance Sheet, or acquired by Seller or the Business since said date other than in the ordinary and usual course of business;

     (d) Any material expenditure or commitment by Seller or the Business for the acquisition of assets of any kind, other than inventories and supplies acquired in the ordinary course of business;

     (e) Any damage, destruction or loss (whether or not insured) materially and adversely affecting the Business;

     (f) Any general wage or salary increase by Seller or to Continuing Employees (as defined in Section 6.1) outside the ordinary course of business;

     (g) Any increase in the compensation payable or to become payable by Seller (or Transcend with respect to the Business) to any officer or key employee;

     (h) Any loans or advances by or to Seller other than renewals or extensions of existing indebtedness or any increase in indebtedness for borrowed money or capitalized leases of Seller, except in the ordinary course of business;

     (i) Any cancellation by Seller of any material indebtedness owing to it or any cancellation or settlement by Seller of any material claims against others;

     (j) Any sale, assignment or transfer by Seller (or Transcend with respect to the Business) of any material patent, trademark, tradename, copyright, license, franchise, certificate, permit or other intangible asset used in connection with the Business;

     (k) Any acceleration, termination, modification or cancellation of any agreement, contract, lease or license involving more than $5,000 to which Seller (or Transcend with respect to the Business) is a party or by which Seller is bound;

     (l) Any delay or postponement of the payment of accounts payable or other liabilities of Seller outside the ordinary course of business;

     (m) Any loan or other transaction between Seller, on one hand, and any director, officer, partner or stockholder of Seller on the other hand;

     (n) Any transaction of Seller (or Transcend with respect to the Business) any kind not in the ordinary and usual course of business, except as otherwise provided in this Agreement;

     (o) Any amendment of any term of any outstanding securities or equity of Seller;

     (p) Any material reduction in the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business of Seller;

     (q) Any new or amendment to or alteration of any existing bonus, incentive compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by Seller or Transcend which would result in a material increase in cost to Seller; or

     (r)  Any commitment by Seller or Transcend to any of the foregoing.

SECTION 2.22  NO BROKER

     No agent or broker or other person acting pursuant to authority of Seller or Transcend is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

SECTION 2.23  OFFICERS AND DIRECTORS

     The officers and directors of Seller are as listed in Schedule 2.23
                                                           -------------
attached hereto.

SECTION 2.24  BOARD OF DIRECTORS AND STOCKHOLDER APPROVAL

     The execution, delivery and performance of this Agreement has been duly authorized by (i) the Board of Directors and the stockholder of Seller; and (ii) the Board of Directors of Transcend.

SECTION 2.25  TRADE NAMES

     Schedule 2.25 hereto sets forth (a) all business names and addresses used
     -------------
by Seller or the Business within the past five years and (b) names and addresses of business entities from which Seller or the Business acquired significant assets within the past five years. Seller and Transcend have always conducted the Business only under the names set forth on Schedule 2.25. Except
                                                         -------------
as set forth in Schedule 2.25, Seller (and Transcend with respect to the
                -------------
Business) has never operated under or used an assumed or fictitious name.
Seller and Transcend have not received notice that the manner in which they conduct the Business conflicts with any rights of third parties to trade names, trademarks, trademark applications, trademark registrations, trademark licenses and sublicenses, service marks, service mark applications, service mark registrations, service mark licenses and sublicenses, copyrights, copyright applications, copyright registrations, copyright licenses and sublicenses, patents, patent applications and patent licenses and sublicenses. Purchaser's use of the marks "Transcend Case Management" and "Sullivan Health and Rehabilitation Services" after the Closing in the manner consistent with Seller's (and Transcend's with respect to the Business) use of such marks prior to the Closing will not subject Purchaser to any claim from third parties.

     Seller shall not use any other business name or address from the date of this Agreement through the Closing Date. Schedule 2.25 also contains all
                                          -------------
locations of the Subject Assets and Seller's places of business and chief executive offices.

SECTION 2.26  ARMS LENGTH TRANSACTIONS

     Except as set forth on Schedule 2.26, all transactions by the Seller (and
                            -------------
Transcend with respect to the Business) with outside parties have been conducted on an arms length basis, and no affiliate, director, stockholder or officer of Seller or Transcend (or any members of their respective families) has since January 1, 1995 had any material direct or indirect ownership of or a profit participation in any outside business enterprises with which the Seller or the Business had significant purchases, sales or business dealings.

SECTION 2.27  OTHER LIABILITIES OF SELLER  AND TRANSCEND

     Seller and Transcend shall retain all of their liabilities other than the Assumed Liabilities (the "Retained Liabilities"). Seller and Transcend shall make timely payment of all the Retained Liabilities so that all liabilities of Seller and the Business to the creditors (other than the Assumed Liabilities) shall have been discharged. Neither Purchaser nor CORE shall have any liability whatsoever for any of the Retained Liabilities.

SECTION 2.28  INVESTMENT

     Seller and Transcend each understand that the Purchase Price Shares have not been, and, except as otherwise provided in the Registration Rights Agreement, will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. Transcend
(i) is acquiring the Purchase Price Shares solely for its own account for investment purposes, and not with a view to the distribution thereof: (ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) has received certain information concerning CORE and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchase Price Shares, (iv) is able to bear the economic risk and lack of liquidity inherent in holding the Purchase Price Shares, and (v) is an Accredited Investor as defined in Regulation D promulgated under the Securities Act of 1933, as amended. Immediately prior to the issuance of the Purchase Price Shares, Transcend shall execute certificates and agreements confirming the foregoing and addressing other matters to assure compliance with or exemption from federal and other security laws.

SECTION 2.29  DISCLOSURE; EFFECT OF TRANSACTION

     Neither this Agreement nor any statement, list or certificate furnished or to be furnished by Seller or Transcend or their representatives to Purchaser or CORE pursuant hereto or in connection with this Agreement or any of the transactions hereby contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading. To the best of Seller's and Transcend's knowledge, there is no fact regarding Seller, the Business or Transcend or their respective prospects which a reasonable buyer would reasonably consider material in making a decision with respect to the purchase of the Subject Assets which has not been disclosed to CORE or Purchaser in this Agreement including the Schedules hereto.

     No creditor, employee, consultant, client or other customer or other person having a material business relationship with Seller or the Business has informed Seller or Transcend that such person or entity intends to change the relationship because of the purchase and sale of the Subject Assets as contemplated hereby, which change would have a material adverse effect on Business.

SECTION 2.30 SUPPLEMENTAL DISCLOSURE

     Prior to and through Closing, Seller and Transcend shall have the continuing obligation promptly to supplement or amend the Schedules hereto with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless expressly so agreed to in writing by Purchaser and CORE.

SECTION 2.31  REPRESENTATIONS AND WARRANTIES AT CLOSING

     On the Closing Date, all of the representations and warranties of Seller and Transcend contained in this Agreement will be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for changes contemplated or permitted by this Agreement.

SECTION 2.32  SURVIVAL OF REPRESENTATIONS

     The representations and warranties of the Seller and Transcend contained in this Agreement and any Ancillary Documents shall survive the Closing hereunder notwithstanding any investigation which may be made by or on behalf of Purchaser or CORE, for a period ending the earlier of (i) three years from the Closing Date, or (ii) the date CORE delivers the Purchase Price Shares to Transcend, or
(iii) the date Purchaser retransfers assets to Transcend pursuant to Section 6.3 of this Agreement. Notwithstanding the foregoing limitation to the representations and warranties of Seller and Transcend in the prior sentence, without limitation as to time, in no event shall Purchaser's liabilities assumed from Seller or Transcend exceed the Assumed Liabilities listed in Schedule 1.2.
                                                                  ------------

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF CORE

     CORE and Purchaser, jointly and severally, hereby represent and warrant to Seller and Transcend that:

SECTION 3.1  ORGANIZATION

     CORE is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; and has, and on the Closing Date will have, the power and authority to conduct all of the activities conducted by it and to own or lease all of the assets owned or leased by it. CORE is qualified as a foreign corporation in all states and jurisdictions in which such qualification is required, except where the lack of such qualification would not materially and adversely affect the ability to do business or financial condition of CORE.

     A complete and correct copy of the Articles of Organization and all amendments thereto and the Bylaws of CORE have been made available to Seller and Transcend.

SECTION 3.2  AUTHORIZATION OF TRANSACTION

     CORE has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. This Agreement is valid, binding and enforceable against CORE in accordance with its terms.

     Neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will (a) contravene or conflict with the Articles of Organization or By-laws of CORE, (b) constitute any violation or breach of any material provision of any material contract or other instrument to which CORE is a party; (c) constitute any violation or breach of any order, writ, judgment, injunction, decree, statute, rule or regulation, (d) conflict with, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any material agreement, contract or other instrument binding upon CORE.

     The execution, any delivery and performance by CORE of this Agreement and the consummation of the transactions by CORE require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

SECTION 3.3  BROKER

     No agent or broker or other person acting pursuant to authority of CORE is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

SECTION 3.4 BOARD OF DIRECTORS APPROVAL

     The Board of Directors of CORE has duly authorized the execution and delivery and performance of this Agreement by CORE.

SECTION 3.5  DISCLOSURE

     Neither this Agreement nor any statement, list or certificate furnished or to be furnished to Transcend or Seller by or on behalf of CORE pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances on which they are made, not misleading.

SECTION 3.6  REPRESENTATIONS AND WARRANTIES AT CLOSING

     On the Closing Date, all of the representations and warranties of CORE contained in this Agreement will be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for changes contemplated or permitted by this Agreement.

SECTION 3.7  SURVIVAL OF REPRESENTATIONS

     The representations and warranties of CORE contained in this Agreement and any Ancillary Documents shall survive the Closing hereunder notwithstanding any investigation which may be made by or on behalf of Seller or Transcend for a period ending the earlier of (i) of three from the Closing Date, (ii) the date CORE delivers the Purchase Price Shares to Transcend, or (iii) the date Purchaser retransfers assets to Transcend pursuant to Section 6.3 of this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser and CORE, jointly and severally, hereby represent and warrant to Seller and Transcend that:

SECTION 4.1  ORGANIZATION

     Purchaser is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of or the state of Delaware; and has, and on the Closing Date will have, the power and authority to conduct all of the activities conducted by it and to own or lease all of the assets owned or leased by it. Purchaser is qualified as a foreign corporation in all states and jurisdictions in which such qualification is required, except where the lack of such qualification would not materially and adversely affect the ability to do business or financial condition of Purchaser.

     A complete and correct copy of the Certificate of Incorporation and the Bylaws of Purchaser have been made available to Seller and Transcend.

SECTION 4.2  AUTHORIZATION OF TRANSACTION

     Purchaser has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof, and this Agreement is valid, binding and enforceable against Purchaser in accordance with its terms.

     Neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will (a) contravene or conflict with the Certificate of Incorporation or By-laws of Purchaser, (b) constitute any violation or breach of any material provision of any material contract or other instrument to which Purchaser is a party; (c) constitute any violation or breach of any order, writ, judgment, injunction, decree, statute, rule or regulation,
(d) conflict with, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any material agreement, contract or other instrument binding upon Purchaser.

     The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions by Purchaser require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

SECTION 4.3  BROKER

     No agent or broker or other person acting pursuant to authority of Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

SECTION 4.4 BOARD OF DIRECTORS APPROVAL

     The Board of Directors of Purchaser has duly authorized the execution and delivery and performance of this Agreement and the ancillary agreements by Purchaser.

SECTION 4.5 GOVERNMENTAL LICENSES AND PERMITS; GOVERNMENT RELATIONS

     Purchaser has been granted all certificates, licenses, permits, authorities and franchises from any federal, state or municipal or other governmental instrumentality, agency or commission or similar body which may be necessary to carry on the Business lawfully.

     All certificates, licenses, permits, authorities and franchises of the Purchaser are validly held by Purchaser. Purchaser has complied with all requirements in connection therewith and the same will not be subject to suspension or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby.

     Neither the Purchaser nor any director, officer, agent, employee or other person acting on behalf of the Purchaser or the Business has used any funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Neither the Purchaser nor any current director, officer, agent, employee or other person acting on behalf of the Purchaser or the Business, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Purchaser has at all times complied, and is in compliance, in all material respects with the federal Foreign Corrupt Practices Act and in all material respects with all foreign laws and regulations relating to prevention of corrupt practices.

SECTION 4.6 LITIGATION; COMPLIANCE WITH LAWS

     There are no actions, suits, or proceedings pending or threatened against or affecting Purchaser or the property of Purchaser in any court or before any federal, state, municipal or other governmental department, commission, board or other instrumentality or before any arbitrators.

     Purchaser has complied in all material respects with all applicable laws including, without limitation, environmental laws (including applicable rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) and there are no pending or, to the best knowledge of Purchaser, threatened governmental investigations involving Purchaser including inquiries, citations, or complaints by any federal, state, local or foreign government and agencies thereof. There are no outstanding orders, decrees or stipulations to which Purchaser is a party affecting Purchaser, and Purchaser is not in default with respect to any judgment, order, decree, award, rule or regulation of any court of any such department, commission, board or other instrumentality or arbitrators affecting Purchaser.

SECTION 4.7  DISCLOSURE

     Neither this Agreement nor any statement, lists or certificate furnished or to be furnished to Seller by or on behalf of Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances on which they are made, not misleading.

SECTION 4.8  REPRESENTATIONS AND WARRANTIES AT CLOSING

     On the Closing Date, all of the representations and warranties of Purchaser contained in this Agreement will be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for changes contemplated or permitted by this Agreement.

SECTION 4.9  SURVIVAL OF REPRESENTATIONS

     The representations and warranties of Purchaser contained in this Agreement and any Ancillary Documents shall survive the Closing hereunder notwithstanding any investigation which may be made by or on behalf of Seller or Transcend for a period ending the earlier of (i) three years from the Closing Date, or (ii) the date CORE delivers the Purchase Price Shares to Transcend, or (iii) the date Purchaser retransfers assets to Transcend pursuant to Section 6.3 of this Agreement.

                                   ARTICLE V

                 ADDITIONAL AGREEMENTS OF SELLER AND TRANSCEND

     Seller and Transcend each, jointly and severally, covenants and agrees as follows:

SECTION 5.1 OPERATION OF BUSINESS

     Seller will, subsequent to the date hereof and prior to the Closing Date:

     (a) continue in all material respects to conduct its business, maintain its assets, carry on its business practices and keep its books of account, records and files in the ordinary course;

     (b) use commercially reasonable efforts to preserve the good will of its suppliers and customers and others having business relations with it;

     (c) use commercially reasonable efforts to continue the employment of key personnel (except as otherwise permitted by Purchaser in writing);

     (d) pay and perform all of its debts, obligations and liabilities as and when due under all leases, agreements, contracts and other commitments to which it is a party in accordance with the terms and provisions thereof and in the ordinary course of business; and

     (e) comply in all material respects with all laws and/or other governmental regulations that may be applicable to its business.

SECTION 5.2  NEGATIVE COVENANTS

     Seller will not, subsequent to the date hereof and prior to the Closing Date, without the express written consent of Purchaser,

     (a) enter into any leases, agreements, contracts or other commitments, whether written or oral, other than commitments for the purchase of inventory or supplies or for the furnishing of services, in each case entered into in the ordinary course of business and not of unusual size or duration;

     (b) make any change in its corporate charter, bylaws, or other organizational agreements and documents;

     (c) sell, assign, lease or otherwise transfer or dispose of or encumber any property (real or personal) or equipment, except for replacement of any worn-out equipment in the ordinary course of business;

     (d)  merge or consolidate with or into any other corporation or entity;

     (e) grant any options, warrants or other rights to purchase or obtain any of its capital stock, or equity interests, or issue, sell or otherwise dispose of any of its capital stock, or equity interests (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

     (f) declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, or equity interests;

     (g) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business;

     (h) make any capital investment in, make any loan to, or acquire the securities or assets of any other person or entity;

     (i) make any change in employment terms for any of its directors, officers, partners and employees;

     (j) conduct its business or take any other action other than in the ordinary course of business;

     (k) amend or change the period of exercisability or accelerate the exercisability of any outstanding options or warrants to acquire shares of its capital stock, or equity interests; or

     (l)  agree or commit to any of the foregoing.

SECTION 5.3  NO BREACHES OF REPRESENTATIONS AND WARRANTIES

     Seller and Transcend will not take any action which would cause or constitute a breach, or would, if it had been taken immediately prior to the date hereof, have caused or constituted a breach, of any of the representations and warranties of Seller or Transcend set forth herein. Seller and Transcend will, in the event of, and promptly after the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a breach of any of the representations and warranties of Seller or Transcend set forth herein, give detailed notice to CORE; and Seller and Transcend will use their best efforts to prevent or promptly to remedy such breach.

SECTION 5.4 FORM 8-K

     Seller and Transcend each agree to provide information to CORE and otherwise assist CORE with respect to disclosures concerning Seller to be included in the Form 8-K to be filed by CORE with the Securities and Exchange Commission following the Closing of the transaction described in this Agreement.

SECTION 5.5  ACCESS TO INFORMATION

     Seller and Transcend will give to CORE and its representatives, from and after the date of execution of this Agreement, full access during normal business hours to all of the properties, books, contracts, documents and records of Seller and the Business, and will furnish to CORE and its representatives all additional financial statements, all information with respect to its business affairs, and copies of all relevant contracts and other documents, which CORE may reasonably request.

SECTION 5.6  RELEASES AND ACKNOWLEDGMENT OF EMPLOYEES

     Seller will deliver or cause to be delivered to Purchaser at the Closing
(i) the certificate of each Continuing Employee (as defined in Section 6.1) that he or she has no claims of any kind against Seller or Transcend, except for his or her unpaid salary with respect to the month in which the Closing occurs accrued to the Closing, and (ii) CORE shall have received from each Continuing Employee and key consultant of Seller a binding agreement, in form acceptable to CORE, which sets forth an acknowledgement of CORE's policies concerning non-disclosure and an acknowledgment of CORE's ownership of the intellectual property of Seller being transferred to CORE.

SECTION 5.7  MAINTAIN BUSINESS ORGANIZATION

     Seller and Transcend will use their best efforts until the Closing to preserve the Business's organization intact, and to preserve the relationships of Seller with employees, suppliers, customers, landlords, and others, all to the end that the going business of Seller will be unimpaired at the Time of Closing.

SECTION 5.8  FINANCIAL STATEMENT ITEMS

     (a) Minimum Cash and Accounts Receivable. For the purposes of this
         -------------------------------------
Agreement "Cash and A/R Account" shall consist of cash, cash equivalents and accounts receivable (net of reserves) of Seller transferred to Purchaser at Closing. Transcend and Seller agree that the amount of the Cash and A/R Account transferred to Purchaser at Closing shall be an amount at least equal to $220,000.

     (b)  Maximum Assumed Liabilities.  Transcend and Seller agree that the
          ----------------------------
amount of Assumed Liabilities transferred to Purchaser at Closing shall be less than $68,760.

SECTION 5.9  MAINTAIN INSURANCE AND PROPERTIES

     Seller and Transcend will use their best efforts to cause the existing liability and property damage, fire, casualty and other insurance of Seller described in Schedule 2.9 to be continued in force up to and through the Closing
             ------------
Date.

     Seller will use all commercially reasonable efforts to maintain its properties, equipment and operations in good repair and operating condition through the Time of Closing Date.

SECTION 5.10  EXCLUSIVITY

     Until the earlier to occur of the Closing of this Agreement or the termination of this Agreement pursuant to Article X hereof, neither Transcend nor Seller nor any of their respective officers, directors, employees, partners, agents, affiliates or representatives will solicit, initiate, or encourage the submission of any proposal or offer relating to the acquisition of any capital stock, equity interest, partnership interest or other voting securities, or any substantial portion of the assets of Seller or the Business. Additionally, Seller and Transcend will notify CORE immediately if any person or entity contacts Seller or Transcend with any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 5.11 POST-CLOSING COOPERATION

     To the extent reasonably requested by Purchaser and at Purchaser's expense, Seller and Transcend will cooperate and use reasonable efforts to have the present officers, directors and employees of the Seller and Transcend cooperate with Purchaser on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

SECTION 5.12 MONTHLY FINANCIAL STATEMENTS; AUDITED FINANCIAL STATEMENTS

     (a)  Monthly Financial Statements.  On the 10th day of each month prior to
          ----------------------------
Closing, Seller shall deliver to CORE a balance sheet and related statements of income and retained earnings and cash flows for the interim period ending at the end of the prior month, which financial statements shall not reflect any material adverse change in the financial condition or liabilities of Seller. Such financial statements, when delivered to CORE, shall be in accordance with the books and records of Seller, will be complete and correct in all material respects and fairly present the financial position of Seller as of dates therein indicated and the results of the operations of Seller for the periods so ended all in conformity with GAAP (subject to normal year end adjustments and the absence of footnotes).

     (b)  Audited Financial Statements.  At least 3 days prior to the Closing,
          ----------------------------
Seller shall deliver to CORE financial statements of Seller audited by Arthur Andersen LLP for the one year ended December 31, 1997 and audited statements of operations and cash flows for the same years and any other period deemed necessary or appropriate by CORE in connection with CORE's disclosure obligations under the federal securities laws (the "Audited Financial Statements"). Such Audited Financial Statements shall be substantially similar to the unaudited financial statements of Seller set forth in Schedule 2.4 hereof
                                                             ------------
for the same periods and include Seller's independent auditors' opinion in a form reasonably satisfactory to CORE. Without limiting the generality of the foregoing, the Audited Financial Statements shall not be substantially similar to the unaudited financial statements of Seller if for any period revenues or net income vary by more than 5%.

SECTION 5.13 BULK SALES LAW

     Seller and Transcend shall, jointly and severally, indemnify and hold Purchaser and CORE harmless from any loss, cost or liability (including reasonable attorneys' fees) incurred by Purchaser or CORE as a result of non-compliance with any applicable bulk sales law, fraudulent conveyance law or similar law with respect to the transactions contemplated herein.

SECTION 5.14 SHORT-TERM LICENSE OF TRADENAMES; USE OF MARKETING MATERIALS

     Transcend, Seller and Purchaser shall at closing enter into a Tradename License

Agreement in the form attached hereto as Exhibit F pursuant to which Transcend
                                                 -
and Seller shall (i) license to Purchaser, for one year, the right to use the tradename "Transcend Case Management"; and (ii) permit Purchaser to use all tradenames and trademarks on any marketing or related material delivered to Purchaser as a Subject Asset.

SECTION 5.15  NON-COMPETITION; NON-SOLICITATION

     Transcend and Seller each hereby agrees that, from and after the Closing Date through December 31, 2002 neither of them shall (a) serve, directly or indirectly, as an operator, owner, partner, consultant, officer, director, or employee of any firm, entity or business or corporation engaged in the business presently being conducted by Seller (or any business related thereto) within the United States; (b) solicit or attempt to solicit, or accept business from, any entity which is a client or customer of CORE, Purchaser, Seller (including CORE's subsidiaries) or which at any time during the twelve month period prior to the Closing Date, was a client or customer of any of the Business, for the purpose of doing business with such client or customer in competition with Purchaser or CORE (including CORE's subsidiaries) (for the purpose of this covenant, the clients and customers of Purchaser shall include those entities with which Seller had held discussions or negotiations concerning the Business within the twelve month period prior to the Closing Date), or (c) solicit, attempt to hire, or hire any employee or consultant of Purchaser (including Continuing Employees) or CORE (including CORE's subsidiaries), or assist in such solicitation or hiring by any other person or entity, or encourage any employee or consultant or Purchaser (including Continuing Employees) or CORE (including CORE's subsidiaries) to terminate his or her relationship with Purchaser or CORE.

     It is agreed that the remedy at law for any breach of the foregoing shall be inadequate and that CORE and Purchaser shall be entitled to any other remedy permitted by law. In the event that this Section shall be determined by arbitrators or by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. Nothing herein contained shall prevent Transcend or Seller from holding or making an investment in securities listed on a national securities exchange or sold in the over-the-counter market, provided such investments do not exceed in the aggregate five percent (5%) of the issued and outstanding capital stock of a corporation which is a competitor within the meaning of this Section.

SECTION 5.16  ACCOUNTS RECEIVABLE

     (a)  Transfer and Guaranty of Accounts Receivable.  Seller and Transcend
          ---------------------------------------------
shall guarantee that at Closing the accounts receivable of Seller transferred to Purchaser shall in no event be less than $280,000 (the "Guaranteed Receivables Amount") and that the Guaranteed Receivables Amount will be collected during the Collection Period. In the event the accounts receivable collected during the Collection Period are less than 90% of the Guaranteed Receivables Amount, then either (i) the Net Annualized Revenue set forth in Section 1.3(b) shall be reduced by an amount equal to the difference between the Guaranteed Receivables Amount and the amount of the accounts receivable actually collected (the "Shortfall") or (ii) Seller and Transcend shall pay to Purchaser the Shortfall amount in cash.

     (b)  Collection of Accounts Receivable.  Purchaser agrees to use reasonable
          ----------------------------------
collection efforts with respect to such Accounts Receivable (except that the Purchaser shall not be obligated to institute litigation) through December 31, 1998 (the "Collection Period").


SECTION 5.17  BEST EFFORTS

     Seller and Transcend each will use their reasonable efforts to effectuate the transactions hereby contemplated, to perform all the covenants and agreements contained herein and to fulfill the conditions of CORE's and Purchaser's obligations under this Agreement.

                                  ARTICLE VI

                  ADDITIONAL AGREEMENTS OF CORE AND PURCHASER

SECTION 6.1  EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

     (a) Purchaser intends to offer employment, commencing as of the Closing Date, at substantially the same wages, salary, benefits, hours and conditions in effect immediately prior to the Closing, to all employees listed on Schedule
                                                                    --------
2.12 with such changes in the ordinary course of business of which Seller
----
notifies Purchaser (other than those employees listed on Schedule 6.1 (the
                                                         ------------
"Excluded Employees") including Purchaser's revisions to Schedule 6.1 at or
                                                         ------------
prior to Closing); provided, however, Purchaser reserves the right to make changes to such wages, salary, benefits, hours and conditions. Those employees who shall accept said offer of employment with Purchaser and who shall actually commence active employment with Purchaser shall collectively be referred to as the "Continuing Employees."

     Notwithstanding the foregoing, and without breaching the foregoing, Purchaser reserves the right to review staffing levels, wages, benefits and conditions of employment after the Closing, and to make appropriate changes, if in its judgment such changes are necessary in light of then existing business conditions.

     (b) Unless expressly listed as an Assumed Liability, Seller and Transcend shall retain responsibility for any hospital, medical, dental, life insurance, disability, workers' compensation and other employee welfare benefit plan premiums due and payable for coverage prior to the Closing Date. Hospital, medical, dental, life insurance, disability, workers' compensation and other employee welfare benefit plans listed on Schedule 2.12 for which premiums will be accrued and payable for
          -------------
coverage of the Continuing Employees on or after the Closing Date shall be the responsibility of Purchaser. Unless expressly listed as an Assumed Liability on
Schedule 1.2, Seller shall remain responsible for paying all unpaid wages,
------------
salaries, vacation, sick-leave or other time-off pay accrued by all employees through the Closing Date.

     (c)  Unless expressly listed as an Assumed Liability on Schedule 1.2,
                                                             ------------
Seller shall pay to all Continuing Employees all benefits accrued to such employees prior to the Closing Date (including, without limitation, vacation pay and time-off pay) as soon as practicable after Closing, but in no event more than 14 days after Closing.

     (d) No provision of this Section 6.1 shall create any third-party-beneficiary rights in any employee or former employee (including any beneficiary thereof) of any Seller or Purchaser.

SECTION 6.2  REGISTRATION RIGHTS AGREEMENT; CURRENT PUBLIC INFORMATION.

     At the Closing, CORE and Transcend will enter into a registration rights agreement (the "Registration Rights Agreement") in the form attached hereto as
                -----------------------------
Exhibit E granting to Transcend so-called "piggy-back" registration rights with
---------
respect to the Purchase Price Shares subject to the terms and conditions set forth therein.

     CORE will file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder, and will take such further action as Transcend may reasonably request, all to the extent required to enable Transcend to sell the Purchase Price Shares of CORE stock issued and delivered in connection with this Agreement pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

SECTION 6.3 OPERATION OF BUSINESS OF PURCHASER

     Purchaser will, from the Closing Date until the date upon which the value of the Purchase Price Shares shall be determined in accordance with this
Agreement:

     (a) in all material respects, conduct its business, maintain its assets, carry on its business practices and keep its books of account, records and files in the ordinary course, including, without limitation, the following:

          (i) cause CRS to have not more than one (1) sales representative unless Purchaser has at least five (5) sales representatives employed exclusively in the Business (provided, however, that this covenant shall not be deemed to require Purchaser to maintain at least five (5) sales representatives);

          (ii) acquire and maintain such insurance as may be commercially practicable for the Business;

          (iii) establish and maintain commercially practicable operating hours for the Business;

          (iv) use, operate, maintain and repair all of the property and equipment of the Business in a normal business manner; and

          (v) preserve, account and maintain adequate books and records for the Business as a separate revenue center within Purchaser;

     (b) use commercially reasonable efforts to preserve the good will of its suppliers and customers and others having business relations with it;

     (c) pay and perform all of its debts, obligations and liabilities as and when due under all leases, agreements, contracts and other commitments to which it is a party in accordance with the terms and conditions thereof in the ordinary course of business;

     (d) provide unaudited monthly income statements to Transcend within a reasonable period of time after the end of each month; and

     (e) comply in all material respects with all laws and/or other governmental regulations that may be applicable to its business.

     The foregoing obligations of Purchaser shall be limited to those times when Purchaser is operating the Business at a profit.

     Notwithstanding the foregoing or any other term or condition in this Agreement or any Ancillary Agreement or Document, neither CORE nor Purchaser are obligated to continue the operation of the Business if the Business is generating a loss (i) in excess of $60,000 in any three month period or (ii) in excess of $100,000 in any period less than three months as determined by Purchaser or CORE. In determining losses for this Section 6.3, CORE and Purchaser shall consider the business net income before taxes calculated in accordance with generally accepted accounting principles ("GAAP") adjusted to reflect reasonable corporate allocations (equal to 2% of revenues) and exclusive of one-time, non-recurring extraordinary expenses.

     In the event that Purchaser elects to discontinue the business due to losses as described above, Purchaser shall provide Transcend 10 working days advance written notice of the scheduled date of such discontinuance and Transcend shall have the option to purchase from Purchaser all Subject Assets still owned by Purchaser and other assets of Purchaser used exclusively by Purchaser in the Business. If Transcend elects in writing to purchase such assets of Purchaser by notifying Purchaser in writing of such election within such 10 business day period: (i) the closing of the purchase and sale shall occur as soon as practicable after such notice but in no event later than 30 days after Purchaser's scheduled date of discontinuance; (ii) such assets shall be sold "where is" and "as is" without any representation or warranties by Purchaser other than representations and warranties concerning Purchaser's title to the assets being sold; (iii) the book value of the assets transferred to Transcend shall equal $220,000 (a) minus the amount of all net losses incurred by Purchaser between the Closing Date of this Agreement and the subsequent retransfer of such assets to Transcend, if any, or (b) plus 50% of the amount of all net income earned by Purchaser between the Closing Date of this Agreement and the subsequent retransfer of such assets to Transcend, if any, (c) minus Purchaser's current liabilities relating to the Business not assumed by Transcend in connection with the acquisition of assets; and (v) Purchaser shall continue to operate the Business for up to said 30 day period in accordance with this Section 6.3, and Transcend shall promptly reimburse Purchaser for any losses incurred during such period if for any reason the transfer of assets and liabilities to Transcend does not occur.

SECTION 6.4  FORM 8-K

          CORE and Purchaser each agree to provide information to Transcend and otherwise assist Transcend with respect to disclosures concerning Seller to be included in the Form 8-K to be filed by Transcend with the Securities and Exchange Commission following the Closing of the transaction described in this Agreement.

SECTION 6.5  NO BREACHES OF REPRESENTATIONS AND WARRANTIES

          Between the date hereof and Closing, neither CORE nor Purchaser will take any action which would cause or constitute a breach, or would, if it had been taken immediately prior to the date hereof, have caused or constituted a breach, of any of the representations and warranties of CORE and Purchaser set forth herein. CORE or Purchaser, as appropriate, will, in the event of, and promptly after the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a breach of any of the representations and warranties of CORE or Purchaser set forth herein, give detailed notice to Seller; and CORE or Purchaser, as appropriate, will use their reasonable best efforts to prevent or promptly to remedy such breach.

SECTION 6.6  BEST EFFORTS

          CORE and Purchaser will use their reasonable best efforts to effectuate the transactions hereby contemplated, to perform all the covenants and agreements contained herein, and to fulfill the conditions of CORE's and Purchaser's obligations under this Agreement.

                                  ARTICLE VII

                     INDEMNITY BY THE SELLER AND TRANSCEND

SECTION 7.1  INDEMNIFICATION

          Seller and Transcend, jointly and severally, hereby agree to indemnify, defend, save and hold CORE and Purchaser harmless from and against, and will reimburse CORE and its subsidiaries and Purchaser, and any person serving as officers, directors, agents, counsel or employees thereof, as the case may be, for all losses, liabilities, costs, damages, assessments, taxes, judgments, deficiencies, and expenses of any nature whatsoever (including reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) incurred by CORE or Purchaser which shall arise out of or result from or constitute any breach of any representation, warranty, covenant, or agreement of Seller or Transcend in this Agreement, or in any certificate, schedule or exhibit delivered pursuant hereto, and for any undisclosed liabilities of Seller or Transcend incurred prior to the Closing Date. Seller and Transcend hereby release each other from any obligation of contribution, indemnity or the like relating to any claims under this Article.

          Subject to the provisions of Section 7.6 hereof, the amount of the indemnity to which CORE and Purchaser shall be entitled hereunder shall be measured by the sum of (a) the amount of cash required to restore the circumstances or condition which constitutes the breach of any such representation, warranty, covenant or agreement or non-fulfillment of any such obligation to what it would have been on the Closing Date had such breach or non-fulfillment not occurred, and (b) all reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding relating thereto.

SECTION 7.2  DETERMINATION OF LIABILITY

          In the event that at any time or from time to time, CORE shall determine that it or Purchaser is entitled to indemnification under Section 7.1 hereof, it shall give written notice to the Seller and Transcend specifying the cause, the amount of such claim and the 20 day objection period described in the next sentence. Seller or Transcend may object to the claim by delivering written notice thereof to CORE within twenty (20) days after receipt of CORE's written notice. Failure on the part of Seller or Transcend so to object shall constitute an acceptance of CORE's claim and if the amount to which CORE or Purchaser is entitled is not paid by Seller or Transcend within ten (10) days of such determination, then CORE shall have the right to satisfy all or part of such indemnification obligations by reducing the Net Annualized Revenue (as calculated in Section 1.3(b)) by an amount equal to such indemnification claim. In the event such claim exceeds the amount of the Purchase Price Shares, or the Purchase Price Shares have previously been delivered, or the Purchase Price Shares are otherwise insufficient to satisfy fully such claim, Transcend and Seller shall be jointly and severally liable to CORE and Purchaser for payment of such claim.

          In the event that Seller or Transcend shall so object and CORE and Seller or Transcend shall fail to reach an agreement as to the entitlement of CORE or Purchaser to indemnification or the amount thereof within sixty (60) days after the written notice by Seller or Transcend objecting to the claim, then so much of the matter as may be in dispute shall be submitted to the American Arbitration Association in Orange County, California for settlement in accordance with its rules, and the decision as to the disputed matter rendered by the arbitrator or arbitrators shall be binding on all parties to this Agreement. CORE, Purchaser, Seller and Transcend shall act upon such award in like manner as though it constituted an agreement reached between the parties. CORE or Purchaser, on one hand, and Seller and Transcend on the other hand, shall each bear fifty percent (50%) of the arbitrators' fees.

SECTION 7.3 DEFENSE OF CLAIMS

          After receipt by CORE or Purchaser of notice of the existence of any claim made or threatened by a third party, to which the indemnification obligations hereunder apply, CORE shall give written notice thereof to Seller and Transcend, but the omission to so notify Seller and Transcend will not relieve Seller and Transcend from any liability except to the extent that Seller and Transcend shall have been materially prejudiced as a result of the failure in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice, Seller or Transcend gives written notice to CORE stating that it disputes and intends to defend against such claim at Seller's or Transcend's own cost and expense (subject to the consent of CORE which consent shall not be unreasonably withheld but which consent may be conditional upon bonding or other evidence of ability to pay upon a judgment) provided Seller's or Transcend's counsel in such defense is acceptable to CORE, then CORE shall make no payment on such claim as long as Seller or Transcend is conducting a good faith and diligent defense. Notwithstanding anything herein to the contrary, CORE and Purchaser shall at all times have the right to participate fully in such defense at CORE's and Purchaser's own expense directly or through counsel; provided, however, if the named parties to the action include both (i) either Seller or Transcend and (ii) Purchaser or CORE and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of one separate counsel for CORE or Purchaser shall be paid by Seller and Transcend. If no timely notice of intent to dispute and defend is given by Seller or Transcend, or if such diligent good faith defense is not being or ceases to be conducted, after written notice to Transcend and Seller and the failure of Seller and Transcend to initiate or conduct such a defense within twenty (20) days after such notice, CORE, at the expense of Transcend and Seller, shall undertake the defense of such claim, liability or expense, and shall have the right to compromise or settle the same. If such claim, liability or expense is one that by its nature cannot be defended solely by Transcend or Seller then CORE and Purchaser shall make available all information and assistance that Transcend or Seller may reasonably request and shall cooperate with Transcend or Seller in such defense; provided, Transcend or Seller shall reimburse CORE and Purchaser for their costs and expenses in providing such assistance.

SECTION 7.4 RECOURSE TO SELLER AND TRANSCEND

          Any amounts offset against the Purchase Price Shares shall in no way limit CORE's or Purchaser's rights in law or equity to recover from Transcend and Seller in respect of any claims of CORE or Purchaser not fully satisfied by such offsets.

SECTION 7.5  NOTIFICATION

          To simplify notification and communications pursuant to this Article, Seller hereby appoints Transcend to act as its agent and attorney-in-fact to receive and deliver notices under this Article VII and to negotiate settlements on its behalf. Accordingly, a notice by CORE or Purchaser to either Transcend or to Seller shall be deemed to be a notice to each of Transcend and Seller. Similarly, an instruction notice, waiver or objection from either Transcend or Seller shall be deemed to be an instruction, notice, waiver or objection from each of Transcend and Seller.

SECTION 7.6  LIMITATION ON RIGHTS OF INDEMNIFICATION

          No party shall have the right to indemnification under this Agreement VII unless the aggregate amount of any and all such indemnification claims made by such party under this Agreement exceeds $20,000.00 (the "Threshold") and then the entire amount of such claim(s), shall be subject to indemnification, provided, however, that the Threshold shall not apply to claims arising out of
--------  -------
Guaranteed Accounts Receivable, Assumed Liabilities, fraud or the intentional acts of Seller or Transcend.

          The aggregate liability of the Seller and Transcend, pursuant to
Article VII of this Agreement shall not exceed an amount equal to the value of the Purchase Price Shares.

                                 ARTICLE VIII

               CONDITIONS TO OBLIGATIONS OF SELLER AND TRANSCEND

          The obligations of Seller and Transcend to consummate the transactions contemplated by this Agreement on the terms and conditions contained herein shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by Transcend or Seller but only in a writing signed by Seller and Transcend:

SECTION 8.1  REPRESENTATIONS AND WARRANTIES

          The representations and warranties of CORE and Purchaser contained in this Agreement expressly made as of the Closing Date shall be true at and as of the Closing Date in all material respects, and all of the other representations and warranties contained shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

SECTION 8.2  COMPLIANCE BY CORE AND PURCHASER

          CORE and Purchaser shall have performed and complied with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

SECTION 8.3  CLOSING CERTIFICATES

          Seller shall have received certificates of CORE and Purchaser executed by the President and Chief Financial Officer of each corporation dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.1 and 8.2 of this Article VIII and such other evidence with respect to the fulfillment of any said conditions as Seller may reasonably request upon reasonable prior notice.

SECTION 8.4  LEGAL OPINION

          Seller shall have received an opinion of Rich, May, Bilodeau & Flaherty, P.C., counsel for CORE and Purchaser, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Seller substantially to the effect as set forth on Exhibit D.
                                            ---------

          Such opinion shall cover such related matters as Seller may reasonably require, and may contain customary assumptions and exceptions.

SECTION 8.5  CERTIFIED RESOLUTIONS

          CORE and Purchaser shall have furnished to Seller certified resolutions and resolutions of their respective Boards of Directors duly and legally authorizing the execution, performance of this Agreement by CORE and Purchaser, and such other documentation as Seller shall reasonably request.

                                  ARTICLE IX

                CONDITIONS TO OBLIGATIONS OF CORE AND PURCHASER

          The obligations of CORE and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by CORE and Purchaser but only in a writing signed by CORE and Purchaser:

SECTION 9.1  REPRESENTATIONS AND WARRANTIES

          The representations and warranties of Seller and Transcend contained in this Agreement expressly made as of the Closing Date, and all of the other representations and warranties of Seller and Transcend contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

SECTION 9.2  COMPLIANCE BY SELLER AND TRANSCEND

          Seller and Transcend shall have performed and complied with all agreements, covenants and conditions on their part required by this Agreement to be performed or complied with prior to or at the Closing Date.

SECTION 9.3  CLOSING CERTIFICATE

          CORE shall have received a certificate of Seller and Transcend executed by the President and Chief Financial Officer of Seller and Transcend and dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 9.1 and 9.2 of this Article IX; and such other evidence with respect to the fulfillment of any said conditions as CORE may reasonably request upon reasonable prior notice.

SECTION 9.4  LEGAL OPINION

          CORE and Purchaser shall have received an opinion of Smith, Gambrell & Russell, LLP, counsel for Seller and Transcend, dated the Closing Date, reasonably satisfactory in form and substance to counsel for CORE, substantially to the effect as set forth on Exhibit C.
                              ---------

          Such opinion shall cover such related matters, as CORE or Purchaser may reasonably require, and may contain customary assumptions and exceptions.


SECTION 9.5  CERTIFIED RESOLUTIONS AND VOTES

          Seller shall have furnished CORE with certified resolutions and votes of its Board of Directors and stockholders duly and legally authorizing the execution and performance of this Agreement, and such other documentation as CORE shall reasonably request.

          Transcend shall have furnished CORE with certified resolutions of its Board of Directors duly and legally authorizing the execution and performance of this Agreement, and such other documentation as CORE shall reasonably request.

SECTION 9.6  NO LITIGATION

          Between the date of this Agreement and the Closing Date, no suit or action or legal, administrative, arbitration or other proceeding shall have been instituted, or threatened, against Seller or Transcend or which might adversely affect the financial condition of Seller or the conduct of the Business.

SECTION 9.7  PRESERVATION OF BUSINESS

          The going business of Seller and its business organization and personnel shall have been substantially preserved intact and shall not have been materially impaired. Between the date of this Agreement and the Closing Date, the key employees of Seller shall have continued in the employ of Seller, Seller shall not have discontinued any lines of business or changed in any material respect the nature of its business from those existing on the date hereof.
There shall have been no material adverse change in Seller since December 31, 1997.

SECTION 9.8  RELATIONSHIPS WITH CUSTOMERS

          The relations of Seller with its customers, suppliers, landlords and others shall have been substantially preserved intact and not materially impaired.

SECTION 9.9 ADDITIONAL DOCUMENTATION; MONTHLY FINANCIAL STATEMENTS

          Seller and Transcend shall have provided CORE with such additional documentation as CORE shall reasonably request.

          CORE shall have received the monthly financial statements and the Audited Financial Statements of Seller as described in Section 5.12 hereof.

SECTION 9.10  CORPORATE AND OTHER RECORDS

          There shall have been delivered to CORE the books and records of Seller as described in Section 1.1(e) and (i).

SECTION 9.11  MAINTENANCE OF ASSETS

          At the Closing, Seller shall have good and marketable title to all of the Subject Assets, including personal property, real estate, intellectual property, free and clear of all liens, mortgages, pledges and encumbrances. The properties, machinery and equipment of Seller shall have been maintained in good repair and operating condition, ordinary wear and tear excepted.

SECTION 9.12  RELEASES AND ACKNOWLEDGMENTS OF EMPLOYEES

          CORE shall have received from all Continuing Employees the certificates and acknowledgements described in Section 5.6, in substantially the forms set forth in Exhibit H-1 and H-2 hereto.
                   -------------------

SECTION 9.13  CONSENT AND AMENDMENT TO EMPLOYMENT AGREEMENTS

          Each of the persons listed on Schedule 9.13 shall have executed a
                                        -------------
Consent and Amendment to Employment Agreement with Purchaser in substantially the form annexed hereto as Exhibit G.
                           ---------

SECTION 9.14  CONSENTS

          Seller shall have delivered to CORE and Purchaser all consents of third parties required by any and all agreements or documents to which any Seller is a party or bound, in order to give effect to the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent required or requested by CORE and Purchaser, such consents shall include consents of (i) the parties to the contracts and agreement listed on Schedule
                                                                     --------
2.10; (ii) the employees or consultants with whom Seller has contracts or
----
agreements; and (iii) landlords of the Real Estate Leases. There shall have been delivered to CORE all assignments, deeds, bills of sale, insurance policies, contracts, leases, franchises, permits and all other documents pertaining to the Subject Assets.

SECTION 9.15  PROCEEDINGS

          All corporate or other proceedings taken or required to be taken in connection with the transactions contemplated hereby at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to CORE and its counsel.

SECTION  9.16  FINANCIAL STATEMENT ITEMS; PURCHASE PRICE ADJUSTMENT

          (a) The Business shall be operating at a profit as shown on the most recent monthly financial statements of Purchaser delivered to CORE pursuant to
Section 5.12 hereof.

          (b) On the Closing Date, the financial statement items set forth in
Section 5.8 shall have been maintained and satisfied.

          (c) Within 90 days of the Closing Date or as soon thereafter as reasonably practicable, Purchaser shall prepare and deliver to Transcend and Seller a balance sheet for the Business as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP.

          If the Closing Balance Sheet indicates that the financial conditions set forth in Section 5.8 were not satisfied at Closing, then Transcend and Seller shall immediately, upon written notice from Purchaser, pay to Purchaser, in cash, an amount equal to the deficiency in the Minimum Cash and A/R Account.

          (d) In no event will any amount, if any, owed to Purchaser or CORE by Seller or Transcend as a result of the Shortfall amount related to uncollected accounts receivable described in Section 5.16, any indemnification claim described in Article VII or any Purchase Price deduction described in this
Section 9.16 be double-counted in connection with such reduction, claim or deduction.

SECTION 9.17  GOVERNMENTAL CONSENT AND APPROVALS; STATUTES, LICENSES, PERMITS,
ETC.

          All statutory requirements for the valid consummation of the transaction described in this Agreement shall have been complied with, including the receipt of all required authorizations, consents and approvals of federal and state governmental agencies. No statute, rule, regulations, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the transaction described in this Agreement.

          Purchaser shall have received or have been granted any and all necessary certificates, licenses, permits authorities and franchises by the appropriate local, state and federal government agencies in order for Purchaser to conduct the Business (the "Permits and Licenses") Seller and Transcend shall cooperate and employ their best effort to assist Purchaser in receiving the Permits and Licenses.

SECTION 9.18 DUE DILIGENCE

          CORE and Purchaser shall have completed its due diligence investigation of Seller and the Business, including, without limitation, review of financial statements, assets, liabilities, products, services, inventory, methods of accounting, margins and financial and other business records and investigation of Seller's customers and suppliers. In this connection, Seller and Transcend agree to make necessary information available and to authorize reasonable visits during normal business hours and upon advance written notice to Seller to Seller's premises with such staff, consultants and experts as Purchaser deems necessary or desirable. Purchaser and CORE agree to coordinate closely all such activities with Seller and to conduct any such inquiries with appropriate discretion and sensitivity to Seller's relationships with its employees, customers and suppliers. Such due diligence shall include a valuation of all the assets and goodwill of Seller and an allocation of the Purchase Price over such Assets including goodwill. A satisfactory conclusion, in the opinion of CORE (in its sole discretion), of this due diligence study (including accounting treatment of the transaction by CORE) is a condition to CORE and Purchaser consummating the transactions contemplated by this Agreement.

                                   ARTICLE X

                          TERMINATION OR ABANDONMENT

SECTION 10.1  TERMINATION OR ABANDONMENT

          This Agreement and the transactions contemplated herein may be terminated and abandoned at any time prior to the Effective Date:

          (a)  by mutual consent of CORE, Purchaser, Transcend and Seller;

          (b) by CORE if (i) any of the representations or warranties of Seller or Transcend contained herein shall have been untrue or incorrect in any material respect on the date hereof or (ii) Seller or Transcend shall be in material breach of any of its covenants, agreements or obligations hereunder and such breach shall continue uncured until the earlier of (x) the scheduled Closing Date, or (y) the third day following the receipt by the breaching party of notice thereof;

          (c) by Transcend or Seller if (i) any of the representations or warranties of CORE or Purchaser contained herein shall have been untrue or incorrect in any material respect on the date hereof or (ii) CORE or Purchaser shall be in material breach of any of its covenants, agreements or obligations hereunder and such breach shall continue uncured until the earlier of (x) the scheduled Closing Date, or (y) the third day following the receipt by the breaching party of notice thereof;

          (d) by either Transcend, Seller, Purchaser or CORE if, without fault of such terminating party, the Closing has not become effective by April 1, 1998, or such other date, if any, as Seller and CORE shall agree upon in writing;

          (e) by CORE if the conditions set forth in Article IX hereof have not been satisfied on or prior to the Closing Date;

          (f) by Transcend or any Seller if the conditions set forth in Article VIII hereof have not been satisfied on or prior to the Closing Date.

SECTION 10.2  EFFECT OF TERMINATION OR ABANDONMENT

          In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall become void and have no effect without liability of any party to any other party except as set forth below, except the provisions of Section 11.10 (Expenses); and Section 11.6 (Confidentiality; Press Releases and Public Announcements), shall survive.

          The parties hereto acknowledge that the Closing hereunder is subject to further due diligence and contingencies. Accordingly, the parties agree that no fee, penalty or other damages shall be due or payable for termination of this Agreement, with or without cause, by any party hereto.

                                  ARTICLE XI

                              GENERAL PROVISIONS

SECTION 11.1  CONFIDENTIALITY

          CORE will use its reasonable best efforts to keep confidential any and all information furnished to it by Seller or Transcend or its independent public accountants in connection with the transactions contemplated by this Agreement, and the business and financial review and investigation conducted by CORE, except to the extent any such information may be generally available to the public; provided, however, that (i) any disclosure of such information may be made by CORE to the extent required by applicable law or regulation or judicial or regulatory process, and (ii) such information may be used by CORE as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby.

SECTION 11.2  CLOSING DOCUMENTS

          The parties will make every good faith effort to reach agreement as to the form of the documentation to be delivered in connection with the Closing hereunder, except as provided in 9.18 concerning CORE and Purchaser's acceptance and review of due diligence matters which remain in CORE's and Purchaser's sole discretion.

SECTION 11.3  NO THIRD PARTY BENEFICIARIES

          This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto.

SECTION 11.4  WAIVERS; BEST KNOWLEDGE

          Seller, Transcend, CORE or Purchaser may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties of the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by a duly authorized officer of the extending or waiving party.

SECTION 11.5  NOTICES

          Except as otherwise provided herein, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be (a) in writing and shall be deemed to be given (i) when delivered in person, (ii) on the third business day after deposit in a regularly maintained receptacle of the United States mail as registered or certified mail, return receipt requested, postage prepaid, (iii) one business day after deposit with a recognized national private courier service, or (iv) on the day on which the party to whom such notice is addressed refuses delivery by mail or by private courier service, and
(b) addressed as follows:


          if to CORE or
            Purchaser to:     CORE, INC.
                              18881 Von Karman Ave. - Suite 1750
                              Irvine, CA 92612
                              Attn:  William E. Nixon, Executive Vice President
                               and Chief Financial Officer
                              Telephone: (714) 442-2100
                              Fax: (714) 442-2102


          with a copy to:     Rich, May, Bilodeau & Flaherty, P.C.
                              294 Washington Street
                              Boston, Massachusetts  02108
                          Attention:  Stephen M. Kane, Esq.
                              Telephone: (617) 482-1360
                              Fax: (617) 556-3889
          if to Seller or
            Transcend to:
                              Transcend Services, Inc.
                              Transcend Case Management, Inc.
                              3353 Peachtree Road, NE
                              Suite 1000
                              Atlanta, GA 30326
                              Attn: Doug Shamon, Executive Vice President and
                               Chief Financial Officer
                              Telephone: (404) 364-8000
                              Fax: (404) 364-8009

          with a copy to:     Smith, Gambrell & Russell LLP
                              Suite 3100 - Promenade II
                              1230 Peachtree Street
                              Atlanta, GA 30309
                              Attn: Richard Greenstein, Esq.
                              Telephone: (404) 815-3623
                              Fax: (404) 685-6923

or to such other address as may be designated in writing by either party from time to time in accordance herewith.

          To simplify notices and communications hereunder, Transcend and Seller agree that notices or communications addressed, sent to or received by Transcend or Seller shall be deemed to be addressed, sent or received by Transcend and Seller.

SECTION 11.6  CONFIDENTIALITY; PRESS RELEASES AND PUBLIC ANNOUNCEMENTS

          All parties hereto acknowledge that CORE and Transcend are publicly-traded corporations and accordingly, disclosure of information and news concerning CORE and Transcend must be effected in a systematic, controlled manner. Accordingly, all parties hereto shall keep confidential and not disclose to any person or entity (except for their respective tax, accounting and legal advisors and any employee on a "need to know" basis and then only when the confidentiality and non-disclosure obligations have been fully explained and accepted by such persons) any information about this Agreement, the proposed transaction or any related matter, provided, however, that (i) any disclosure of such information may be made to the extent required by applicable law or regulation or judicial or regulatory process, and (ii) such information may be used as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby.

          Without limiting the generality of the foregoing, no party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of both CORE and Transcend; provided, however, that CORE and Transcend may make any public disclosure it believes in good faith is required by or prudent under applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case CORE and Transcend will consult the other prior to making the disclosure).

SECTION 11.7  SUCCESSORS, ASSIGNS;

     This Agreement may not be transferred, assigned or hypothecated by any party hereto other than by operation of law or with the prior written consent of the other parties. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, heirs, personal representatives and permitted assigns of the parties hereto.

SECTION 11.8  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

SECTION 11.9  GOVERNING LAW; AMENDMENTS

     This Agreement shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed therein and cannot be changed, amended or terminated orally, but only in writing duly signed on behalf of all parties hereto.

SECTION 11.10  EXPENSES

     Except as provided otherwise herein, the parties shall bear their own expenses with respect to the transactions contemplated by this Agreement.

SECTION 11.11  HEADINGS AND CAPTIONS

     The section headings and captions contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.12  RESTRICTIONS ON TRANSFERABILITY OF THE PURCHASE PRICE SHARES.

     The Purchase Price Shares of CORE stock to be issued and delivered in connection with the transactions contemplated hereby will not have been registered under the Securities Act or under the securities laws of any state. Accordingly, those Purchase Price Shares of CORE stock (together with any other shares received pursuant to conversions, exchanges, stock splits, stock dividends or other reclassification or changes thereof, or consolidations or reorganizations of CORE) will not be transferable except pursuant to compliance with or exemption from federal and state securities laws.

     Each certificate representing Purchase Price Shares of CORE issued to Transcend hereunder shall bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), OR UNDER THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE HYPOTHECATED OR DISTRIBUTED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (B) PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT AND UNDER THE SECURITIES LAW OF ANY STATE AND UPON RECEIPT BY CORE INC. OF AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO IT THAT ANY SUCH SALE IS IN COMPLIANCE WITH, OR NOT SUBJECT TO, THE ACT AND STATE SECURITIES LAWS."

SECTION 11.13  SEVERABILITY

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 11.14  INCORPORATION OF SCHEDULES AND EXHIBITS

     The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 11.15  ENTIRE AGREEMENT

     This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof. Each of the parties hereto acknowledges that they have participated in the drafting of this Agreement, and agrees that no provision of this Agreement shall be construed for or against any party solely on the basis of its contribution, or lack of contribution, to the drafting of such provision.

SECTION 11.16  ARBITRATION

     Except for injunctive relief or other equitable remedies described in
Section 5.15, any dispute arising out of or related to this Agreement, or the breach thereof, that the parties are unable to resolve shall be submitted to arbitration in Orange County, California (or another location if mutually unanimously agreed to by the parties) before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be rendered in writing and shall state the reasons on which it is based and shall bear the signature of the arbitrator. The decision of the arbitrator shall be final and binding upon the parties and judgment on the award may be entered in any court having jurisdiction thereof.

     In connection with such arbitration, the arbitrator may, but it is not required, to award the prevailing party or parties all or a portion of the costs, including reasonable legal and arbitration fees and other damages, associated with efforts to enforce this Agreement or recover damages for violation or breach of this Agreement.



                        [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                                           CORE, INC.
                                           ("CORE")
Attest:

By:_________________________            By:________________________  Stephen M.
Kane                                William E. Nixon
  Assistant Clerk                            Executive Vice President and Chief
                                             Financial Officer

Attest:                                 TCM SERVICES, INC
                                           ("Purchaser")

By:  _______________________            By: ______________________________
   Stephen M. Kane                    William E. Nixon
   Assistant Secretary                       Treasurer



Attest:                             TRANSCEND CASE MANAGEMENT, INC.
                                           ("Seller")

By:_________________________            By:  _____________________________
Name:_______________________            Name: _________________________
Title: __________________               Title:  _______________________


Attest:                             TRANSCEND SERVICES, INC.
                                           ("Transcend")
By:___________________                  By:  _____________________________
Name:________________                   Name: _________________________
Title:_______________                   Title:  _______________________

                               LIST OF EXHIBITS
                               ----------------


Exhibit    Description
-------    -----------

A              Form of Bill of Sale
B              Form of Contract Assignment
C              Form of Legal Opinion of [Seller counsel]
D              Form of Legal Opinion of Rich, May, Bilodeau & Flaherty, P.C.
E              Registration Rights Agreement
F              Trademark License Agreement
H-1            Certificate of Continuing Employees re: claims
H-2            Acknowledgment of CORE's Policies
I              Form of Consent and Amendment of Employment Agreement for Certain
               Employees

                               LIST OF SCHEDULES
                               -----------------

Schedule  Description
--------  -----------
1.1(x)    Excluded Assets
1.2       Assumed Liabilities
2.3       Capitalization of Seller
2.4       Financial Statements
2.5       Temporary Encumbrances (Liens, mortgages, pledges)
2.6       Machinery, equipment, fixtures, etc.
2.7       Proprietary Rights
2.8       Real Property
2.9       Insurance
2.10      Contracts
2.12      Employees and Employee Plans
2.14      Certificates, Permits, Licenses
2.15      Liabilities other than listed on Balance Sheet
2.17      Litigation; Compliance with Laws
2.20      Service Warranties
2.21      Events Subsequent to Balance Sheet Date
2.23      Officers and Directors of Seller
2.25      Trade Names, Addresses of Seller and location of Subject Assets;
2.26      Transactions with Affiliated Parties
6.1  *    Excluded Employees
9.13 *    Persons to enter into Consent and Amendment of Employment Agreement

__________
*to be prepared by Purchaser

EXHIBIT A

                                 BILL OF SALE
                                 ------------

     KNOW ALL MEN BY THESE PRESENTS, that Transcend Case Management, Inc., a Georgia corporation ("Seller"), and Transcend Services, Inc., a Delaware corporation ("Transcend") for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do hereby sell, assign, bargain, convey and transfer to TCM Services, Inc., a Delaware corporation ("Purchaser"), its successors and assigns, pursuant to the Asset Purchase Agreement, dated March __, 1998, among CORE, Inc., Purchaser, Seller and Transcend (the "Asset Purchase Agreement"), all of the Subject Assets as such term is defined in the Asset Purchase Agreement.

     TO HAVE AND TO HOLD said assets, properties and business unto Purchaser, its successors and assigns forever. Seller and Transcend do, for themselves and for their successors and assigns, covenant and agree with Purchaser, its successors and assigns, that they are the true and lawful owners of the Subject Assets, and have lawful authority to sell and transfer the same, that the same are free and clear of all liens, restrictions and encumbrances whatsoever, and that they will, and their successors and assigns shall, warrant and defend the same against lawful claims and demands of all persons whomsoever.

     Seller and Transcend hereby irrevocably constitute and appoint Purchaser, its successors and assigns, the true and lawful attorneys of Seller and Transcend with full power of substitution, in the name of Seller or Transcend or otherwise, and on behalf and for the benefit of Purchaser, its successors and assigns to demand and receive from time to time any and all of the assets, properties and business hereby sold and transferred or intended so to be; to give receipts, releases and aquittances for or in respect of the same or any part thereof; and from time to time to institute and prosecute in the name of Seller or Transcend or otherwise any and all proceedings at law, in equity, or otherwise, which Purchaser, its successors or assigns, may deem proper to collect, to assert or enforce any claim, right, title, debt or account hereby sold and transferred or intended so to be.

     Seller and Transcend agree that they will hereafter execute and deliver any further assignments, instruments of transfer, bills of sale, or conveyances which may be necessary fully to vest in Purchaser title to the assets, properties and business hereby conveyed.

     This instrument is made, executed and delivered for and on the consideration provided in the Asset Purchase Agreement.

     IN WITNESS WHEREOF, Seller has caused this instrument to be executed this ____ day of March, 1998.

                              TRANSCEND CASE MANAGEMENT, INC.


                              By:_____________________________


                              Title:___________________________



                              TRANSCEND SERVICES, INC.


                              By:_____________________________


                              Title:___________________________

                     ASSIGNMENT & ASSUMPTION OF CONTRACTS
                     ------------------------------------

     This Agreement is made as of March 17, 1998, by and between Transcend Case
                                        --
Management, Inc., a Georgia corporation ("Seller"), Transcend Services, Inc., a Delaware corporation ("Transcend") and TCM Services, Inc., a Delaware corporation ("Purchaser").

     WHEREAS, pursuant to an Asset Purchase Agreement, dated March 17, 1998, by and among CORE, Inc., Purchaser, Seller and Transcend (the "Asset Purchase Agreement"), Purchaser is acquiring certain assets from Seller and Transcend;

     WHEREAS, Seller and/or Transcend has entered into the contracts and agreements inuring to Seller's benefit or with respect to the Seller's business as set forth on Exhibit A attached hereto (the "Assigned Contracts");
                ---------

     WHEREAS, Seller and Transcend desire to assign, and Purchaser desires to acquire, Seller's and Transcend's interests in the Assigned Contracts.

     NOW, THEREFORE, for good and valuable consideration paid by Purchaser to Seller, the receipt of which is hereby acknowledged, the parties agree as follows:

     1.   Copies of Assigned Contracts.  Seller and Transcend represent and
          ----------------------------
warrant to Purchaser that Seller and Transcend have delivered to Purchaser true, complete and accurate copies of each Assigned Contract, including all amendments thereto.

     2.   Assignment.  Seller and Transcend hereby assign and transfer unto
          ----------
Purchaser, its successors and assigns, all Seller's and Transcend's rights, title and interest in each Assigned Contract.

     3.   Assumption. Purchaser hereby assumes the respective rights, duties and
          ----------
obligations of Seller and Transcend under the Assigned Contracts and agrees to perform and observe all the covenants and conditions of the Assigned Contracts on Seller's and Transcend's part to be performed and observed, which shall accrue from and after the date hereof.

     4.   Representations and Warranties.  Seller and Transcend represent and
          ------------------------------
warrant to Purchaser that: (a) they are not in default under any provision of any Assigned Contract, nor is any default or failure to perform alleged by any party to any Assigned Contract, and no act or event has occurred which with notice or lapse of time, or both, would constitute a default by Seller or Transcend under any Assigned Contract, or permit modification, cancellation, acceleration or termination of any Assigned Contract or result in the creation of any security interest upon, or any person or entity obtaining any rights under the Assigned Contracts; (b) each Assigned Contract is in full force and effect and is valid and legally binding in accordance with its terms; (c) to the best of their knowledge there are no unresolved disputes involving or with respect to any Assigned Contract, and (d) no party to any such agreement has advised Seller or Transcend that it intends either to terminate or refuse to renew an Assigned Contract upon the expiration of the term thereof.

     5.   Further Assurances.  Seller and Transcend covenant and agree to
          ------------------
execute, to acknowledge and to deliver at their own expense such other instruments and to take such other actions as may be reasonably requested by Purchaser to effectuate this Agreement.

     6.   Headings and Captions.  The section headings and captions contained in
          ---------------------
this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.   Successors, Assigns.    This Agreement may not be transferred,
          -------------------
assigned or hypothecated by any party hereto other than by operation of law or with the prior written consent of the other parties. All covenants and agreements contained herein by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

     8.   Governing Law.   This Agreement shall be construed under the same laws
          -------------
and in the same manner as the Asset Purchase Agreement.

     IN WITNESS WHEREOF, the parties hereto have signed this agreement under seal as of the day and year first above written.

                              TRANSCEND CASE MANAGEMENT, INC.
                              (a Georgia corporation)

                              By:_____________________________

                              Title:___________________________


                              TRANSCEND SERVICES, INC.
                              (a Delaware corporation)

                              By:_____________________________

                              Title:___________________________

                              TCM SERVICES, INC.
                              (a Delaware corporation)

                              By:_____________________________
                                    William E. Nixon
                                    Vice President

Attachments
-----------
Exhibit A - Assigned Contracts

                                   EXHIBIT C
                                       TO
                            ASSET PURCHASE AGREEMENT
                            ------------------------

                       FORM OF SELLER'S COUNSEL'S OPINION

     1. Transcend Services, Inc. ("Transcend") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Transcend Case Management, Inc. ("Seller") is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

     2. Each of Transcend and Seller has all requisite power and authority to execute, deliver and perform the Asset Purchase Agreement (the "Agreement") and all other documents to be executed and delivered by each of them pursuant to the Agreement (the "Ancillary Documents"), and the execution and delivery by Transcend and Seller of the Agreement and the Ancillary Documents, and the performance by Transcend and Seller of their respective obligations thereunder, have been duly and validly authorized by all requisite corporate action.

     3. The Agreement and the Ancillary Documents have been duly executed and delivered by each of Transcend and Seller, and constitute the legal, valid and binding obligations of Transcend and Seller, enforceable against Transcend and Seller in accordance with their respective terms.

     4. Neither the execution and the delivery of the Agreement and the Ancillary Documents, nor the consummation of the transactions contemplated thereby, will (i) violate any provision of the respective charter or bylaws of Transcend or Seller, or any constitution, statute or governmental regulation, or, to the best of our knowledge any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Transcend or Seller is subject, (ii) to the best of our knowledge conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement referred to in the Agreement or any schedule to the Agreement to which Transcend and/or Seller is a party or by which either Transcend or Seller is bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of their assets).

     5. Neither Transcend nor Seller is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to the Agreement to consummate the transactions contemplated thereby.

     6. To the best of our knowledge, each of Transcend and Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     7. To the best of our knowledge, there is no pending or threatened suit, action or litigation, or administrative, arbitration or other proceeding or governmental inquiry or investigation, questioning the validity of the Agreement or any of the Ancillary Documents, or any of the transactions contemplated thereby.

     8. To the best of our knowledge, there are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending or threatened against Transcend, the Seller or the Subject Assets (as such term is defined in the Agreement) at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind.

EXHIBIT D
                                       TO
                            ASSET PURCHASE AGREEMENT
                            ------------------------

                        FORM OF CORE'S COUNSEL'S OPINION

     1. CORE is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2. Each of CORE and Purchaser has all requisite power and authority to execute, deliver and perform the Asset Purchase Agreement (the "Agreement") and all other documents to be executed and delivered by CORE and/or Purchaser pursuant to the Agreement (the "Ancillary Documents"), and the execution and delivery by CORE and Purchaser of the Agreement and the Ancillary Documents, and the performance by CORE and Purchaser of their respective obligations thereunder, have been duly and validly authorized by all requisite corporate action.

     3. The Agreement and the Ancillary Documents have been duly executed and delivered by CORE and Purchaser, and constitute the legal, valid and binding obligations of CORE and Purchaser, enforceable against CORE and Purchaser in accordance with their respective terms.

     4. Neither the execution and the delivery of the Agreement and Ancillary Documents, nor the consummation of the transactions contemplated thereby, will violate any provision of the respective charter or by laws of CORE or Purchaser or any constitution, statute or governmental regulation, or, to the best of our knowledge any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either CORE or Purchaser is subject or any provision of their respective charters or bylaws.

     5. Neither CORE nor Purchaser is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to the Agreement to consummate the transactions contemplated thereby.

     6. To the best of our knowledge, there is no litigation or governmental or administrative proceeding or investigation pending or threatened against CORE or Purchaser which would prevent, hinder or render inadvisable the consummation of the transactions contemplated by the Agreement.

                              RMB&F DRAFT
                                         3/10/98    2:00 P.M

                         REGISTRATION RIGHTS AGREEMENT
                         -----------------------------

     THIS AGREEMENT is made as of March___, 1998, between CORE, Inc., a Massachusetts corporation (the "Company") and Transcend Services, Inc., a Delaware corporation ("Transcend").

     The Company and Transcend are among the parties to an Asset Purchase Agreement dated March ___, 1998 (the "Purchase Agreement"), pursuant to which a wholly-owned subsidiary of CORE shall purchase substantially all of the assets of Transcend's wholly-owned subsidiary, Transcend Case Management, Inc. In order to induce Transcend to enter into the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement. The execution and delivery of this Agreement is a condition to the Closing under the Purchase Agreement. Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 7 hereof or in the Purchase Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

     1. Piggyback Registrations.
        -----------------------

     (a) Right to Piggyback. Whenever the Company proposes to register any of
         ------------------
its securities under the Securities Act of 1933 (the "Securities Act") and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), the Company will give prompt written notice to Transcend of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests from Transcend for inclusion therein within 15 days after the receipt of the Company's notice.

     (b) Piggyback Expenses. The Registration Expenses as defined in Section
         ------------------
4(a) of this Agreement shall be paid by the Company in all Piggyback Registrations.

     (c) Priority on Primary Registrations. If a Piggyback Registration is an
         ---------------------------------
underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities which Transcend requests to be included in such registration, and (iii) third, other securities requested to be included in such registration.

     (d) Priority on Secondary Registrations. If a Piggyback Registration is an
         -----------------------------------
underwritten secondary registration on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration (ii) second, the Registrable Securities requested by Transcend to be included in such registration, and (iii) third, other securities requested to be included in such registration.

     (e) Selection of Underwriters. If any Piggyback Registration is an
         -------------------------
underwritten offering, the Company in its sole discretion shall select the investment banker(s) and manager(s) for the offering.

     2. Holdback Agreements.
        -------------------

     (a) Transcend agrees not to effect any public sale or distribution (including sales pursuant to Rule 144 or Rule 144A) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten Piggyback Registration in which Registrable Securities are included (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

     (b) The 180-day period referred to in Section 2(a) above may be changed unilaterally by the Company at the request of its investment banker and/or the manager of the offering, provided, however that Transcend shall not be subject to a longer period than any other similarly situated Person.

     3. Registration Procedures. Whenever Transcend has requested that any
        -----------------------
Registrable Securities be registered pursuant to this Agreement, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

     (a) prepare and file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by Transcend such registration statement copies of all such documents proposed to be filed, which documents will be subject to the reasonable review of such counsel);

     (b) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than six months and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

     (c) furnish to Transcend as a seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as Transcend may reasonably request in order to facilitate the disposition of the Registrable Securities owned by Transcend;

     (d) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as Transcend reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable Transcend to consummate the disposition in such jurisdictions of the Registrable Securities owned by Transcend (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

     (e) notify Transcend as a seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of Transcend as a seller of Registrable Securities, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

     (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD Automated Quotation System if so qualified;

     (g) provide an independent transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

     (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as Transcend, may reasonably request in order to expedite or facilitate the disposition of such Registrable Securities by Transcend;

     (i) make available for inspection by Transcend as a seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by Transcend or any underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by Transcend, and any such underwriter, attorney, accountant or agent in connection with such registration statement; and

     (j) otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act and Rule 158 thereunder.

     In connection with any Piggyback Registration, Transcend will expeditiously supply the Company with all information and copies of all documents reasonably necessary to effect such registration in compliance with the Securities Act and the rules and regulations thereunder and shall otherwise cooperate with the Company and its counsel in expediting the effectiveness of any such registration.

     4. Registration Expenses.
        ---------------------

     (a) All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions and excluding legal fees and disbursements of any counsel used by Transcend) and other Persons retained by the Company (all such expenses being herein called "Registration Expenses"), will be borne as provided in this Agreement, except that the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD Automated Quotation System.

     (b) To the extent Registration Expenses are not required to be paid by the Company, Transcend will pay those Registration Expenses allocable to the registration of its securities so included, and any Registration Expenses not so allocable will be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

     5. Indemnification.
        ---------------

     (a) The Company agrees to indemnify, to the extent permitted by law, Transcend, its officers, directors, counsel and each Person who controls Transcend (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by Transcend expressly for use therein or by Transcend's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished Transcend with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of Transcend; provided that such underwriters indemnify the Company to the same extent as provided in subparagraph (b) below with respect to indemnification of the Company by Transcend.

     (b) In connection with any registration statement in which Transcend is participating, Transcend will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its directors, officers, counsel and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by Transcend; provided that the obligation to indemnify will be limited to the net amount of proceeds received by Transcend from the sale of Registrable Securities pursuant to such registration statement.

     (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

     (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification is unavailable for any reason.

     6. Participation in Underwritten Registrations. No Person may participate
        -------------------------------------------
in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

     7. Definitions.
        -----------

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Registrable Securities" means (i) any of the shares of the Company's common stock which are Purchase Price Shares acquired by Transcend pursuant to the Purchase Agreement, (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i), and (iii) any Common Stock issued by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities upon transfer of such shares by Transcend to any other party.

     "Registration Expenses" means as defined in Section 4(a) hereto.
     Unless otherwise stated, other capitalized terms contained herein have the meanings set forth in the Purchase Agreement.

     8. Term.  This Agreement shall terminate upon the earliest of the
        ----
following events (i) two years from the effective date of this Agreement, (ii) upon all of the Registrable Securities being registered and sold pursuant to an effective registration statement, or (iii) upon the sale of all of Transcend's Registrable Securities through any combination of methods including Rule 144 or Rule 144A.

     9. Miscellaneous.
        -------------

     (a) No Inconsistent Agreements. The Company will not hereafter enter into
         --------------------------
any agreement with respect to its securities which is inconsistent with or violates the rights granted to Transcend in this Agreement.

     (b) Adjustments Affecting Registrable Securities. The Company will not take
         --------------------------------------------
any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of Transcend to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares).

     (c) Remedies.  Any Person having rights under any provision of this
         --------
Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

     (d) Amendments and Waivers. Except as otherwise provided herein, the
         ----------------------
provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and Transcend.

     (e) Successors and Assigns. All covenants and agreements in this Agreement
         ----------------------
by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Transcend shall not be permitted to assign its rights under this Agreement to any party without the Company's prior written consent, which the Company may withhold in its sole discretion.

     (f) Severability. Whenever possible, each provision of this Agreement will
         ------------
be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     (g) Counterparts. This Agreement may be executed simultaneously in two or
         ------------
more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

     (h) Descriptive Headings. The descriptive headings of this Agreement are
         --------------------
inserted for convenience only and do not constitute a part of this Agreement.

     (i) Governing Law. The corporate law of Massachusetts will govern all
         -------------
issues concerning
the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto will be governed by the internal law, and not the law of conflicts, of Massachusetts.

     (j) Notices. All notices, demands or other communications to be given or
         -------
delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to each Transcend at the address indicated in the Purchase Agreement, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                         CORE, INC.


                         By:___________________________________________
                            William Nixon, Chief Financial Officer

                         TRANSCEND SERVICES, INC.

                         By:___________________________________________
                         Its:__________________________________________

EXHIBIT F
                          TRADENAME LICENSE AGREEMENT

     THIS AGREEMENT made and entered into as of the ____ day of March, 1998 (the "Effective Date") by and between Transcend Services, Inc., a Delaware corporation ("Transcend") and Transcend Case Management, Inc., a Georgia corporation ("Seller") (collectively, Transcend and Seller shall be referred to as "Licensor"), and TCM Services, Inc., a Delaware corporation ("Purchaser" or "Licensee").

     WHEREAS, Seller is the owner of the tradename "Transcend Case Management" (the "Tradename");

     WHEREAS, pursuant to an Asset Purchase Agreement between Licensor, CORE, Inc. a Massachusetts corporation ("CORE"), and Licensee dated March __, 1998 (the "Asset Purchase Agreement"), Licensor is transferring to Purchaser substantially all of Seller's assets in connection with Seller's workers compensation case management and bill audit business and related services and businesses (the "Business");

     WHEREAS, the Asset Purchase Agreement requires as additional consideration for the Purchase Price (as such term is defined in the Asset Purchase Agreement), that Licensor enter into this License Agreement with Licensee; and

     WHEREAS, Licensee wishes to acquire and Licensor is willing to grant to Licensee a license to use the Tradename in the advertising, promotion, and sale of the goods and services of the Business, now existing or developed hereafter (collectively, the "Services") on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is mutually agreed as follows:

1.   Grant of Licenses.
     -----------------

     (a) As of the date hereof, Licensor hereby grants to Licensee, and Licensee accepts upon the terms and conditions hereinafter set forth, the license to use the Tradename throughout the United States (the "Licensed Territory"), in the advertising, promotion, and sale of the Services. No license is herein granted under any name or trademark other than the Tradename except as set forth below, nor for any products or services other than the Services. Licensor may license the tradename "Transcend" to any other party; provided, however, Licensor shall not be permitted to license the Tradename to any third party.

     (b) Licensor hereby grants to Licensee the license to use all tradenames, trademarks, service names and service marks set forth in all printed materials which Licensee acquired from Licensor in connection with the Asset Purchase Agreement (the "Pre-Printed Materials"); Licensee shall be permitted to use such materials for the earlier of i) one year from the Effective Date or ii) until
the inventory of such Pre-Printed Materials is exhausted.   The license granted
in this Section 1(b) for tradenames, trademarks, service names and service marks, other than the Tradename (the "Pre-Printed Marks") is also limited to Licensee's right to exhaust the existing supply of Pre-Printed Materials or to use such materials for one year from the Effective Date of this Agreement, whichever period is shorter. Licensee may not use the Pre-Printed Marks in other materials developed by Licensee.

     (c) Except for the Pre-Printed Materials discussed in Section 1(b) hereof, this License Agreement does not permit Licensee to utilize Licensor's logo _________________ (the "Logo").

     (d) In connection with the use of the Tradename, Licensee agrees to use all efforts to prevent the public, or any person or entity, from believing that Licensee is affiliated with Licensor or any of Licensor's affiliates. Without limiting the generality of the foregoing, Licensees agree that:

         (i) Licensee will never use the Tradename in the form "Transcend Case Management, Inc.";

         (ii) Licensee shall, in its discretion, use the Tradename to indicate that the Services are being sold by Purchaser (for example, without limiting the generality of the foregoing, Purchaser's stationary, letterhead, business cards and printed forms may use the Tradename in the following manner "Transcend Case Management, a Division of TCM Services, Inc. or CORE"); and

         (iii) Other than with respect to the Pre-Printed Materials, if requested by Licensor, in its sole discretion, Licensee agrees to include the following disclaimer with the use of the
                Tradename: "The Transcend Case Management" tradename is owned by and used with the permission of Transcend Case Management, Inc. Licensee is not affiliated with Transcend Case Management, Inc. or its parent company, Transcend Services, Inc.

2.  The Tradename.
    -------------

     Licensee acknowledges that the Tradename has not been registered by Licensor with any governmental authority. Licensee agrees that Licensor is the sole and exclusive owner of the Tradename and all goodwill of the Business associated with the Tradename, in all territories, including, but not limited to, the Licensed Territory, that Licensee's right to use the Tradename shall be governed exclusively by this Agreement, and that all use of the Tradename by Licensee shall at all times inure solely to the benefit of Licensor, irrespective of the registered or unregistered status of the Tradename.
Licensee agrees and acknowledges that Licensor, as the sole and exclusive owner of the Tradename, shall have the exclusive right to apply for registration of the Tradename as a trademark of corporate name in any territory throughout the world. At Licensor's request, Licensee agrees to cooperate with Licensor with respect to the preparation, filing and prosecution of any applications for registration. Licensee will not register or cause to be registered the Tradename or any mark or name confusingly similar thereto with any federal, state, municipal or other governmental authority in the Licensed Territory or any other territory throughout the world, except with the prior written approval of Licensor. Licensee will not adopt or use any part of the Tradename, or any name confusingly similar thereto, as any part of its corporate name or any tradename or trademark used by it, except with the prior written approval of Licensor. Licensor acknowledges that pursuant to the Asset Purchase Agreement, Licensor is transferring and assigning all rights it may have, if any, to the trade name and trademark "TCM Services" (including all derivatives thereof) and, Licensor hereby consents to Licensee's use of the corporate name TCM Services, Inc.

3.   Term.
     ----

     Except with respect to the license to use the Pre-Printed Materials, which license shall terminate in accordance with Section 1(b) of this Agreement, this Agreement shall commence as of the Effective Date hereof, and shall continue for a period of one year from the Effective Date, unless sooner terminated pursuant to Section 10 of this Agreement (the "Term"). Notwithstanding the foregoing or any other provision of this Agreement, during the Term and for a period of one year after the termination of this Agreement, Licensee shall be permitted to use the Tradename in the following manner "TCM Services, Inc., formerly known as Transcend Case Management."

4.   Maintenance and Infringement of Tradename.
     -----------------------------------------

     Licensee shall apprise Licensor as soon as practicable of any infringement and any reproductions, counterfeit, copy or colorable imitation by others of the Tradename which comes to the attention of the Licensee. Licensor shall, in its own name and at its expense, prosecute and defend any action or proceeding which is reasonably necessary to protect the Tradename for use in the advertising, promotion and sale of the Services in the Licensed Territory. If Licensor should deem it reasonably necessary to protect its rights in the Tradename, it may require Licensee, at Licensor's expense, to join in any such action or proceeding.

5.   Quality Control.
     ---------------

     (a) Licensee acknowledges Licensor's right to approve the advertising, promotion and all manner of other materials on which the Tradename is to be used ("Advertising Materials"). Prior to Licensee's use of Advertising Materials, Licensee shall submit to Licensor, for Licensor's written approval, specimens of the Advertising Materials Licensee intends to use with the Tradename, unless the Tradename is referenced only in the following manner: "TCM Services, Inc., formerly known as Transcend Case Management" (copies of Advertising Materials which use the Tradename exclusively in this manner will be sent to Licensor upon being used). After Licensor has rendered its written approval, the then-approved Advertising Materials shall be the standard for other materials produced thereafter. Licensee's submittal shall be deemed approved by Licensor within five (5) days of such submittal unless Licensor informs Licensee in writing of its objections within such five (5) day period. Licensor has approved Licensee's use of the Pre-Printed Materials, which approval cannot be revoked by Licensor. Licensee shall inform Licensor of material changes to any Advertising Materials, which require approval, at any time after Licensor's approval of same; such changed materials shall be subject to approval by Licensor as provided in this section.

     (b) From time to time, at Licensor's request, Licensee shall submit to Licensor, a reasonable quantity of the Advertising Materials.

     (c) Advertising Materials produced by Licensee must comply with all federal, state, and local labeling laws or regulations known to Licensee. Licensee shall undertake to amend or cause to be amended to the reasonable satisfaction of Licensor any Advertising Materials previously approved by Licensor but subsequently found not to be in compliance with such laws or regulations.

     (d) In the event any Advertising Materials produced by Licensee fail to comply with any applicable labeling law or regulation, Licensee undertakes to hold Licensor harmless from any and all damages it may suffer as a result of failure to comply with such laws and regulations, provided such damages are not a result of instructions issued by Licensor.

6.   Confidentiality of Proprietary Information.
     ------------------------------------------

     Either party may utilize any information disclosed and submitted to it by the other solely for the purpose of complying and evaluating compliance with this Agreement. As a result of the disclosure and submission of such information by one party to the other, the receiving party shall not acquire any interest in or rights to said information, shall not disclose such information to any third party in any manner without the prior written consent of the disclosing party, and shall not use and shall not have any right to use any such information in any manner or for any purpose other than complying and evaluating compliance with this Agreement.

7.   Hypothecation and Assignment.
     ----------------------------

     Without the prior written consent of Licensor, Licensee shall not hypothecate, pledge, encumber, grant a security interest in, assign, delegate, sublicense or transfer, by operation of law or otherwise, any of its rights or interests under this Agreement. Licensee may assign or transfer its rights under this Agreement to any successor by reason of merger, consolidation, or other form of corporate reorganization, or to a transferee of all or substantially all of the assets of Purchaser. Any pledge, assignment or the like by Licensee in violation of this Section 7 shall be void and of no effect and constitute a breach of this Agreement, provided, however, the use of the Tradename or the Pre-Printed Material by CORE or CORE's affiliated corporations, including without limitation, Cost Review Services, Inc., a Texas corporation, in a manner permitted by this Agreement, shall not be a violation or breach of this Agreement.

8.   Validity of the Tradename.
     --------------------------

     (a) Licensor represents and warrants to Licensee that it is the owner of the Tradename and Pre-Printed Marks. Licensee hereby recognizes and acknowledges Licensor's sole and absolute common law and statutory rights in and ownership of the Tradename and Pre-Printed Marks. Licensee agrees that all use of the Tradename by it shall at all times inure solely to the benefit of Licensor.

     (b) Licensee further agrees that it will not at any time dispute or contest:

     (i) the validity of the Tradename and/or any registrations thereof, whether now existing or hereafter obtained;

     (ii) the exclusive ownership by Licensor of the Tradename and/or of any registrations thereof, whether now existing or hereafter obtained; and

     (iii) the Licensor's right to grant to the Licensee the rights and privileges conferred by this Agreement.

9.   Indemnification.
     ---------------

     Licensee hereby agrees to indemnify and hold harmless and release and forever discharge Licensor and its agents, officers, directors and employees from any and all claims, demands, damages, judgment costs and expenses, including attorneys' fees, arising out of any action which occurs after the Effective Date, that may be claimed, asserted or rendered against Licensor, or any or all of the above-mentioned persons or their successors, on account of any actual or alleged injury, damage, death or other occurrence to any person or property arising or resulting directly or indirectly out of the distribution and sale of the Advertising Materials, or the use or consumption of Licensee's services, sold or supplied by Licensee at any time.

10.  Termination.
     -----------

     (a) This Agreement shall be subject to termination by Licensor upon written notice to Licensee at any time following the happening of any one or more of the following events:

         (i) if Licensee shall at any time commit any breach of any agreement herein contained, and shall fail to remedy such failure or breach within sixty (60) days after written notice to Licensee from Licensor of such failure or breach; or

         (ii) if Licensee ceases to do business or votes to wind up or go out of business.

     (b) In the event Licensee files a petition in bankruptcy, or a trustee in bankruptcy is appointed, or if a petition in bankruptcy is filed against it and is not dismissed within ninety (90) days from the date of filing, or if Licensee becomes insolvent, or makes an assignment for the benefit of its creditors, or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, liquidation, insolvency or reorganization statute or proceedings, or if a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets, Licensor may, notwithstanding any other provisions of this Agreement, at its sole election, terminate this Agreement by written notice to Licensee, and thereupon this Agreement shall terminate.

     (c) No assignment for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of a court or official charged with taking over custody of Licensee's assets or business, shall have any rights to continue this Agreement or to exploit or in any way use the Tradename if Licensor exercises its right of termination pursuant to subsection 10(b) above.

     (d) In the event that a trustee in bankruptcy of Licensee (the "Trustee") proposes to assign this Agreement to a third party, which proposed assignment satisfies the requirements of applicable law, the Trustee shall notify Licensor of such proposed assignment in writing, including the terms thereof. The giving of such notice shall be deemed to constitute an offer to Licensor to have this Agreement assigned to it or its designee. In the event Licensor wishes to accept such offer, Licensor shall notify the Trustee in writing within fifteen (15) days after Licensor's receipt of the Trustee's notice. The Trustee and Licensor shall thereupon determine the consideration and such other terms of the assignment as shall be mutually acceptable to both the Trustee and Licensor. If Licensor does not give notice to the Trustee within the said fifteen (15) days, it shall be deemed to have declined such offer and the Trustee may proceed with an assignment to an unrelated third party, but only if such assignment is for consideration equal to or greater than that contained in such offer to Licensor and upon all other terms and conditions not more favorable to such assignee than those offered to Licensor.

     (e) Upon termination of this Agreement for any reason, Licensee shall destroy all Pre-Printed Materials, and all other materials, which depict the Tradename or any of the Pre-Printed Marks, and provide Licensor with a sworn certificate of destruction in a form acceptable to Licensor and executed by an officer of Licensee. These actions must be taken no later than twenty (20) days following termination.

11.  Counterparts.
     ------------

     This License Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

12.  Agency.
     ------

     It is understood and agreed that the parties hereto are independent contractors and are engaged in the operation of their own respective businesses and none of the parties hereto shall be considered the agent of the other party hereto. No party has the authority to enter into any contracts, including but not limited to contracts for the purchase, or sale of services, or to assume any obligations for any other party hereto, and nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between or among the parties hereto.

13.  Waiver.
     ------

     Any failure by a party to enforce at any time any of the terms and conditions of this Agreement shall not be considered a waiver of that party's right thereafter to enforce such terms and conditions. No provision of this Agreement shall be deemed waived unless such waiver is in writing signed by the party making such waiver. No waiver by a party of any provision of this

Agreement, or of any breach or default, shall constitute a continuing waiver of such provision or a waiver of any other provision of this Agreement, or of any breach thereof or default thereunder.

14.  Captions.
     --------

     The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and may not be used in any way to define or limit the scope of or to construe the meaning of such Sections nor in any way otherwise to affect this Agreement.

15.  Enforcement; Injunctive Relief.
     ------------------------------

     In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

16.  Entire Agreement.
     ----------------

     This Agreement sets forth the entire agreement of the parties concerning the subject matter hereof. There are no other agreements or understandings, written or oral, between or among the parties. No modification or amendment of this Agreement may be made except in writing signed by all of the parties hereto.

17.  Notices.
     -------

     All notices hereunder shall be sent as set forth in Section 11.5 of the Asset Purchase Agreement.

18.  Service Names and Marks.
     -----------------------

     The terms trademarks and tradenames as used in this License Agreement shall be defined to include service marks and service names, respectively.

19.  Successors and Assigns.
     ----------------------

     This Agreement shall be binding upon Licensor and Licensee and shall be binding on Licensor's and Licensee's successors and assigns.

20.  Dispute Resolution.
     ------------------

     Any and all disputes between the parties, arising out of this Agreement, shall be resolved in the manner set forth in Section 11.16 of the Asset Purchase Agreement.

21.  Governing Law.
     -------------

     This Agreement shall be construed under the same laws and in the same manner as the

Asset Purchase Agreement
                                      ***

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                    TRANSCEND SERVICES, INC.


ATTEST:                             By:_________________________________

                                    Title:______________________________

By:______________________________


                                    TRANSCEND CASE MANAGEMENT, INC.

ATTEST:                             By:_________________________________

                                    Title:______________________________

By:______________________________


                                    TCM SERVICES, INC.

ATTEST:                             By:_________________________________

                                    Title:______________________________

By:______________________________

                                  EXHIBIT H-1

                              EMPLOYEE CERTIFICATE
                              --------------------


     The undersigned, an employee of Transcend Case Management, Inc., a Georgia corporation ("Seller") and/or Transcend Services, Inc., a Delaware corporation ("Transcend"), hereby represents and warrants to CORE, Inc., a Massachusetts corporation, and TCM Services, Inc., a Delaware corporation ("Purchaser") in connection with Purchaser's purchase of the assets of Seller, as follows:

     1. The undersigned is an at will employee of Seller and/or Transcend and there is no written or oral agreement between the undersigned and either Seller or Transcend concerning the undersigned's continuing employment with Seller or Transcend.

     2. Except for salary during the present pay period, accrued vacation, and fringe benefits described in the employee benefit booklets, there are no benefits, bonuses or other payments due or potentially due to the undersigned from Seller or Transcend.

     3. The undersigned has no claims against Seller or Transcend or any of their respective officers or affiliates concerning employment or any other matter.

     IN WITNESS WHEREOF, the undersigned has executed this Employee Certificate on this ______ day of March, 1998.



                                    ___________________________________

                                    Print name:________________________